RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of September 25, 2020
by and among
REXNORD FUNDING LLC,
as Borrower,
THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,
as Lenders,
and
MIZUHO BANK, LTD.
as a Lender and as Administrative Agent

Receivables Funding and Administration Agreement

TABLE OF CONTENTS

Receivables Funding and Administration Agreement

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Commitment Schedule	Commitments
Exhibit 2.01(a)(ii)	Form of Revolving Note
Exhibit 2.02(a)	Form of Commitment Reduction Notice
Exhibit 2.02(b)	Form of Commitment Termination Notice
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(g)	Form of Repayment Notice
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy
Exhibit B-1	Application for Standby Letter of Credit or Direct Pay Letter of Credit
Exhibit B-2	Application for Documentary Letter of Credit

Schedule 4.01(b)	Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate or Other Names
Schedule 4.01(q)	Deposit and Disbursement Accounts/Borrower
Schedule 5.03(b)	Existing Liens

Annex 5.02(a)	Reporting Requirements of the Borrower (including Form of Monthly Report)
Annex X	Definitions and Interpretation
Annex Y	Schedule of Documents
Annex Z	Special Concentration Percentages

ii

iii

THIS RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) is entered into as of September 25, 2020 by and among REXNORD FUNDING LLC, a Delaware limited liability company (the “Borrower”), the financial institutions signatory hereto from time to time as lenders (the “Lenders”), and MIZUHO BANK, LTD., as a Lender and as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
RECITALS
A. The Borrower is a special purpose limited liability company the sole member of which is RBS Global, Inc. (in such capacity, the “Member”).
B. The Borrower was formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.
C. The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances and obtaining Letters of Credit hereunder and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances and incur Letter of Credit Obligations, from time to time.
D. The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances and the incurrence of such Letter of Credit Obligations.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.
Section 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.
ARTICLE II.
AMOUNTS AND TERMS OF ADVANCES
Section 2.01. Revolving Credit Advances.
(a) Revolving Credit Advances. (i) From and after the Effective Date and until the Commitment Termination Date and subject to the terms and conditions hereof, each Lender severally agrees to make its Pro Rata Share of Revolving Credit Advances to the Borrower from time to time. The

Outstanding Principal Amount of all Advances shall not at any time exceed the lesser of (x) the Aggregate Commitment and (y) the Borrowing Base. The Outstanding Principal Amount of Revolving Credit Advances made by each Lender shall not exceed such Lender’s Commitment. The Outstanding Principal Amount of Revolving Credit Advances made by each Lender shall not exceed such Lender’s Pro Rata Share of the Borrowing Base. Except to the extent provided in Section 2.06(c), no Lender shall make any Revolving Credit Advances if, after giving effect thereto, a Borrowing Base Deficiency would exist. The Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances hereunder on the terms and conditions set forth herein.
(ii) The Borrower shall execute and deliver to each Lender that makes a request therefor, a note to evidence the Revolving Credit Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the applicable Commitment of the applicable Lender, (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit 2.01(a)(ii) (each, a “Revolving Note”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of each Lender’s Commitment or, if less, the Lender’s Pro Rata Share of the aggregate Outstanding Principal Amount of all outstanding Revolving Credit Advances made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Revolving Credit Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.
Section 2.02. Optional Changes in Aggregate Commitment.
(a) So long as no Trigger Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, reduce the Aggregate Commitment permanently; provided, that (i) the Borrower shall give ten Business Days’ prior written notice of any such reduction to the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Aggregate Commitment shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess of $10,000,000 and (iii) no such partial reduction shall reduce the Aggregate Commitment below the greater of (x) the Outstanding Principal Amount at such time and (y) $50,000,000. Any such reduction in the Aggregate Commitment shall result in (i) a reduction in each Lender’s Commitment in an amount equal to such Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced and (ii) a proportional reduction in the L/C Sublimit; provided, however, that no such partial reduction shall reduce the L/C Sublimit below the aggregate outstanding amount of Letter of Credit Obligations.
(b) The Borrower may, at any time, on at least 30 days’ prior written notice by the Borrower to the Administrative Agent, irrevocably terminate the Aggregate Commitment; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”) and (ii) the Borrower shall reduce the aggregate outstanding amount of Advances to zero, cash collateralize or provide a back-up letter of credit with respect to all Letter of Credit Obligations in accordance with Section 2.11, and make all payments required by Section 2.03(g) at the time and in the manner specified therein. Upon such termination, the Borrower’s right to request that any Lender make Revolving Credit Advances or incur Letter of Credit Obligations shall in each case simultaneously terminate and the Commitment Termination Date shall automatically occur.
(c) Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Lenders not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Lenders after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Aggregate Commitment.
Section 2.03. Procedures for Making Advances.
(a) Borrowing Requests. Except as provided in Sections 2.06(c) and 2.11(b)(ii), each Borrowing shall be made upon notice by the Borrower to the Administrative Agent in the manner provided herein. Any such notice must be given in writing so that it is received no later than (1) 11:00 a.m. (New York time) on the Business Day of the proposed Advance Date set forth therein. Each request for a Borrowing (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be at least $1,000,000 or an integral multiple of $500,000 in excess thereof (or, to the extent that the then available unused portion of the Aggregate Commitment is less than such amount, such lesser amount) up to the entire available unused portion of the Aggregate Commitment) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.
(b) Advances; Payments.
(i) (A) The Administrative Agent shall, promptly after receipt of a Borrowing Request delivered in accordance with Section 2.03(a) and in any event prior to 12:00 noon (New York time) on the date such Borrowing Request is deemed received, by email, telecopy, telephone or other similar form of communication notify the Lenders of its receipt of a Borrowing Request relating to a request for Revolving Credit Advances, and (B) the Lenders shall make the amount of such Revolving Credit Advances available to the Administrative Agent in same day funds by wire transfer to the Administrative Agent’s account as set forth in Annex W not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.02), the Administrative Agent shall make available to the Borrower by deposit into the account designated by the Borrower in the related Borrowing Request (or, in the case of Revolving Credit Advances made pursuant to Section 2.11(b)(ii), shall apply in accordance with such Section) on the Advance Date therefor, the amount of the requested Borrowing. All payments by each Lender under this Section 2.03(b)(i) shall be made without setoff, counterclaim or deduction of any kind.
(ii) On each Settlement Date, each Lender will provide the Administrative Agent with an invoice setting forth such Lender’s calculation of its Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) with respect to each applicable Revolving Credit Advance paid by the Borrower since the previous Settlement Date payable for the benefit of that Lender. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Related Documents as of such Settlement Date, the Administrative Agent will pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees (to the extent payable to all Lenders) with respect to each Revolving Credit Advance paid by the Borrower since the previous Settlement Date payable for the benefit of that Lender. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in

Annex W or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on each Settlement Date.
(c) Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender will make its Pro Rata Share of each Borrowing of Revolving Credit Advances available to the Administrative Agent on each Advance Date. If the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due, the Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Administrative Agent. Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, the Administrative Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance from the date of such Revolving Credit Advance to the date such Revolving Credit Advance is reimbursed by the applicable Lender.
(d) Return of Payments. (i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.
(ii) If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.
(e) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Revolving Credit Advance to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Related Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Related Document unless and until such Non-Funding Lender shall have cured in full its failures to make Revolving Credit Advances hereunder.
(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Revolving Notes (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement or the Revolving Notes shall, subject to any provision herein requiring that each Lender consent to a particular action, be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders.
(g) Principal Repayments. The Borrower may at any time repay outstanding Advances hereunder; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice of any such repayment to the Administrative Agent substantially in the form of Exhibit 2.03(g) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day) and (iv) any such repayment shall be applied pro rata to the Lenders to the outstanding Revolving Credit Advances. Any such notice of repayment must be received by the Administrative Agent no later than 2:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment; provided, further, that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.
Section 2.04. Pledge and Release of Transferred Receivables.
(a) Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables for the benefit of the Secured Parties. The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of itself and the other Secured Parties in accordance with their interests hereunder. The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of itself and the other Secured Parties) benefit only.
(b) Repurchases of Transferred Receivables. If an Originator is required to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to a Collection Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Billed Amount of such Transferred Receivable minus the sum of (A) Collections received in respect thereof and (B) the amount of any Dilution Factors taken into account in the calculation of the Sale Price therefor), the Administrative Agent on behalf of itself and the other Secured Parties shall release their liens on and security interests in the Transferred Receivables being so repurchased.
Section 2.05. Commitment Termination Date. Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances or incur Letter of Credit Obligations from and after the Commitment Termination Date.
Section 2.06. Interest; Charges.
(a) The Borrower shall pay interest to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the outstanding amount of each Revolving Credit Advance made or maintained by each Lender, in arrears on each applicable Settlement Date, (i) for each LIBOR Rate Advance outstanding from time to time, at the applicable LIBOR Rate as in effect from time to time during the related Interest Period, and (ii) for each Base Rate Advance outstanding from time to time, at the applicable Base Rate as in effect from time to time during the related Interest Period. Interest for each Advance shall be calculated based upon actual days elapsed during the applicable Interest Period, for a 360 day year based upon actual days elapsed since the last Settlement Date. Unless a LIBOR Rate Disruption Event shall have occurred, each Advance shall be a LIBOR Rate Advance.
(b) So long as any Termination Event shall have occurred and be continuing, the interest rates applicable to each Advance and any other unpaid Borrower Obligation hereunder and the Letter of Credit Fee shall be increased by two percent (2.0%) per annum (such increased rate, in each case, the “Default Rate”), and all outstanding Borrower Obligations shall bear interest at the applicable Default Rate from the date of such Termination Event until such Termination Event is waived or cured.
(c) The Administrative Agent is authorized to, and at its sole election may, charge to the Borrower as Revolving Credit Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Advances or Reimbursement Obligations, owing by the Borrower under this Agreement or any of the other Related Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.
Section 2.07. Fees.
(a) On (i) the Effective Date and (ii) each Settlement Date, the Borrower shall pay to the Administrative Agent, for the account of itself and the Lenders, as applicable, the fees set forth in the Fee Letter that are payable on the Effective Date or such Settlement Date, as applicable.
(b) To the extent not otherwise provided herein, the Borrower shall pay the fees set forth in the Fee Letter as and when due in accordance with the terms thereof.
(c) On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.
Section 2.08. Application of Collections; Time and Method of Payments.
(a) Each Advance shall mature, and be payable, on the Commitment Termination Date (in which case such Advance shall be payable in full).
(b) Prior to the Commitment Termination Date, any proceeds of Borrower Collateral received by the Borrower or the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Borrower Obligations as provided in this Section 2.08. Any Collections not required to be set aside prior to the Commitment Termination Date may be used by the Borrower for the payment of the purchase price for new Receivables under the Sale Agreement. On the Commitment Termination Date and on each day thereafter, the Borrower shall cause the Servicer to set aside and hold in trust for the Secured Parties all proceeds of Borrower Collateral received on such day and an additional amount for the payment of any accrued and unpaid Borrower Obligations owed by the Borrower and not previously paid by Borrower; provided that if the Administrative Agent has delivered a Notice of Exclusive Control in accordance with the terms hereof, all proceeds of Borrower Collateral received by the Administrative Agent shall be held by the Administrative Agent or its designee for application pursuant to this Section 2.08.

(c) On each Business Day on which any Borrower Obligations are due for payment, the Borrower (and/or, if the Administrative Agent has delivered a Notice of Exclusive Control, the Administrative Agent to the extent that it has received proceeds of Borrower Collateral), shall apply all proceeds of Borrower Collateral then available in the following order of priority (whether such proceeds were set aside and held in trust in accordance with Section 2.08(b) or otherwise):
(i) first, to the extent then due and payable, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;
(ii) second, if such Business Day is a Settlement Date, to the payment of accrued and unpaid interest which is then due and payable in respect of the Advances and Reimbursement Obligations, pro rata based on the Commitments;
(iii) third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;
(iv) fourth, to the payment of any outstanding Advances and Reimbursement Obligations solely with respect to amounts drawn on Letters of Credit then due and payable, pro rata based on the Commitments;
(v) fifth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the payment of the Outstanding Principal Amount of all other Advances and Reimbursement Obligations, first, in respect of Reimbursement Obligations and second, in respect of Revolving Credit Advances, pro rata based on the Commitments;
(vi) sixth, to the L/C Cash Collateral Account, the amount of any cash collateral required to be deposited therein under Section 2.11;
(vii) seventh, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including, without limitation, the expenses of the Lenders reimbursable under Section 12.04; and
(viii) eighth, to be paid to the Borrower (by deposit into an account designated by the Borrower in writing).
(d) If and to the extent a Borrowing Base Deficiency exists on any Business Day, the Borrower shall deposit an amount equal to the amount of such Borrowing Base Deficiency to an account designated by the Administrative Agent by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent in immediate repayment of the outstanding amount of Revolving Credit Advances.
(e) To the extent amounts held by the Administrative Agent or any Lender on any day are insufficient to pay amounts due on such day in respect of the matured portion of any Advances or any interest, Fees or any other amounts due and payable by the Borrower hereunder, the Borrower shall pay, upon notice from the Administrative Agent, the amount of such insufficiency to the Administrative Agent in Dollars, in immediately available funds (for the account of the Administrative Agent, the applicable Lenders, Affected Parties or Indemnified Persons) not later than 11:00 a.m. (New York time) on such day. Any such payment made on such date but after such time shall be deemed to have been made on, and interest shall continue to accrue and be payable thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or the Base Rate (in all other cases), until the next succeeding Business Day.
(f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.
(g) All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and interest thereon at the LIBOR Rate (in the case of LIBOR Rate Advances) or Base Rate (in all other cases) shall be payable during such extension. Payments received at or prior to 2:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
(h) Any and all payments by the Borrower hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, Charges or withholdings, excluding (i) taxes imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized (or by any political subdivisions thereof) or is doing business other than solely as a result of this Agreement or any Related Document, (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance, Letter of Credit Obligations or other Outstanding Principal Amounts pursuant to a law in effect on the date on which such Lender acquires such interest in the Advance, Letter of Credit Obligations or other Outstanding Principal Amounts except to the extent that, pursuant to this Section, amounts with respect to such taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, (iii) taxes attributable to such Lender’s failure to comply with Section 2.10 and (iv) any withholding taxes imposed under FATCA (such non-excluded taxes, levies, imposts, deductions, Charges and withholdings being “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (x) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions, and (z) the Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.
(i) Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.

(j) The Administrative Agent agrees that it will not deliver a Notice of Exclusive Control unless a Trigger Event has occurred. From and after the occurrence of a Trigger Event, the Administrative Agent may deliver a Notice of Exclusive Control in its sole and absolute discretion. Following the delivery of a Notice of Exclusive Control, the Administrative Agent will direct the applicable Collection Account Bank and/or Concentration Account Bank to deliver all available funds on deposit in each applicable Account to any account designated by the Administrative Agent. Any amounts received by the Administrative Agent may be applied by the Administrative Agent to Borrower Obligations that are then due and payable in accordance with the priority of payments set forth in this Section 2.08. If, on any day, the Administrative Agent receives any amounts in connection with the delivery of a Notice of Exclusive Control that are in excess of Borrower Obligations that are then due and owing, the Administrative Agent may in its sole and absolute discretion (x) retain from such amounts an amount equal to those Borrower Obligations (other than the Outstanding Principal Amount) that have accrued but are not then due and payable (such amounts shall be retained for application in accordance with the priority of payments set forth in this Section 2.08 on the next Settlement Date) and/or (y) if a Termination Event is continuing, retain Collections and other proceeds of Collateral in an amount necessary to cash collateralize 105% of the Borrower Obligations (or such lower amount as the Administrative Agent may designate). After giving effect to any retention pursuant to the immediately preceding sentence, the Administrative Agent shall pay any other amounts received by the Administrative Agent to an account designated by the Borrower.
Section 2.09. Capital Requirements; Additional Costs.
(a) If any Affected Party shall have determined that, after the Effective Date, the adoption of or any change in, or any change in the administration or interpretation of, any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Related Document and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Base Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.
(b) If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document, including with respect to any Advances, Letter of Credit Obligations or other Outstanding Principal Amount (including as a result of subjecting any Affected Party to any taxes, levies, imposts, deductions, Charges or withholdings (other than (A) Indemnified Taxes, (B) taxes excluded in the first sentence of Section 2.08(h) and (C) taxes indemnified under Section 12.04(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances, Letter of Credit Obligations or other Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Base Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).
(c) Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.
(d) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Rate Advance, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Rate Advance at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Rate Advances shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Rate Advances owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Rate Advances into Base Rate Advances.
(e) Promptly after any Affected Party has determined that it will make a request for increased compensation pursuant to this Section 2.09, such Affected Party shall notify the Borrower thereof. Failure or delay on the part of any Affected Party to demand compensation or Additional Costs pursuant to this Section 2.09 shall not constitute a waiver of such Affected Party’s right to demand such compensation or Additional Costs; provided that the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.09 for any increased costs or reduction or other Additional Costs incurred more than 90 days prior to the date that such Affected Party notifies the Borrower of the Regulatory Change or other governmental action giving rise to such increased costs or reductions or Additional Costs and of such Affected Party’s intention to claim compensation therefor.
Section 2.10. U.S. Withholding Taxes.
(a) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Related Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section

2.10(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b) Without limiting the generality of the foregoing, in the event that the Borrower is a United States person as defined in the IRC,
(i) any Lender that is a United States person as defined in the IRC shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii) any Lender that is not a United States person as defined in the IRC shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Related Document, executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Related Document, IRS Form W‑8BEN or IRS Form W‑8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B) executed copies of IRS Form W‑8ECI;
(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN-E, as applicable; or
(D) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, IRS Form W‑8BEN-E, a U.S. tax Compliance Certificate, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii) any Lender that is not a United States person as defined in the IRC shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv) if a payment made to a Lender under any Related Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
Section 2.11. Letter of Credit Facility.
(a) From and after the Effective Date until the Commitment Termination Date, and subject to and in accordance with the terms and conditions set forth in this Section 2.11, the Borrower shall have the right to request the issuance of Letters of Credit for the benefit of itself, any Originator or any Subsidiary of an Originator, and the Lenders agree to incur or purchase participations in, Letter of Credit Obligations in respect of the Borrower.
(b) Issuance. (i) Subject to the terms and conditions of this Agreement, the Administrative Agent and the Lenders agree to incur, upon the request of the Borrower and for Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by an L/C Issuer which is also a Lender hereunder. Such Letters of Credit shall not be guaranteed by the Administrative Agent and draws on such Letters of Credit shall be reimbursable by the Borrower in accordance with Section 2.11(c) below. The aggregate amount of all Letter of Credit Obligations shall not at any time exceed the lesser of (i) the L/C Sublimit, and (ii) the excess (if any) of (1) the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base, over (2) the aggregate outstanding amount of Advances. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof unless otherwise determined by the Administrative Agent in its sole discretion (including with respect to customary evergreen provisions), and neither the Administrative Agent nor any Lender shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.
(ii) Any action taken or omitted to be taken by the Administrative Agent or any L/C Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Administrative Agent or such L/C Issuer under any resulting liability to the Borrower, any Lender or any other Person. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the L/C Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the L/C Issuer.
(c) Reimbursement Obligations; Advances and Participations. (i) The Borrower hereby agrees to pay (either out of its own funds or with the proceeds of a Revolving Credit Advance) to the applicable L/C Issuer on demand any amounts drawn under any Letter of Credit, irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against the L/C Issuer, the Administrative Agent, any Lender or any other Person. In the event the Borrower does not pay any Reimbursement Obligation in cash out of its own funds on the day such Reimbursement Obligation arises, it shall be deemed to have made a request for Revolving Credit Advances to the extent of Funding Availability at such time to be made in respect of such Reimbursement Obligation pursuant to Section 2.11(c)(ii) below. Each Reimbursement Obligation shall bear interest from the date of the relevant drawing until the earlier of (x) the date on which the Borrower pays such Reimbursement Obligation in full in cash and (y) the date on which Revolving Credit Advances in respect of such Reimbursement Obligations are made in accordance with Section 2.11(c)(ii) below, at the Base Rate in effect at such time.
(ii) In the event that any Letter of Credit is drawn and the Borrower does not pay the Reimbursement Obligation in full in cash on the day such Reimbursement Obligation arises, the Borrower shall be deemed to have requested that the Lenders make Revolving Credit Advances to the extent of Funding Availability in respect of such Reimbursement Obligation on the Business Day following the date on which such drawing was made (such date, the “Reimbursement Date”). The Administrative Agent is hereby authorized to deliver notice of such deemed request on behalf of the Borrower, and each Lender shall, by no later than 3:00 p.m. (New York City time) on the Reimbursement Date (so long as it received notice of such drawing by no later than 12:00 Noon (New York City time) on the Reimbursement Date), make available to the Administrative Agent (for the benefit of the applicable L/C Issuer or the Administrative Agent, as applicable), as a Revolving Credit Advance up to its Pro Rata Share of Funding Availability, its Pro Rata Share of such Reimbursement Obligation. In addition, if and to the extent the Borrower has paid a Reimbursement Obligation and such payment is thereafter rescinded or set aside for any reason, upon notice from the Administrative Agent to the Lenders, each Lender shall, by no later than 3:00 p.m. (New York City time) on Business Day following the date on which such notice is received, make available to the Administrative Agent (for the benefit of the applicable L/C Issuer or the Administrative Agent, as applicable), as a Revolving Credit Advance up to its Pro Rata Share of Funding Availability, its Pro Rata Share of such Reimbursement Obligation. Each Lender’s obligation to make Revolving Credit Advances in accordance with this Section 2.11(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Administrative Agent, the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Trigger Event (unless any of the events described in Sections 8.01(d) or (e) has occurred (in which event the procedures of subsection (iii) below shall apply)); (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The failure of any Lender to make available to the Administrative Agent, for the account of the applicable L/C Issuer or the Administrative Agent, its Pro Rata Share of any such Revolving Credit Advances shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment.
(iii) If it shall be illegal or unlawful for any Lender to make or the Borrower to incur Revolving Credit Advances as contemplated by subsection (c)(ii) above because of a Termination Event described in Sections 8.01(d) or (e) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the Reimbursement Obligations owed to an L/C Issuer or the Administrative Agent, or if the L/C Issuer is a Lender, then (1) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender’s Pro Rata Share of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (2) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender’s Pro Rata Share of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Advances.
In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Revolving Credit Advances pursuant to Section 2.11(c)(ii) and to purchase participation interests pursuant to Section 2.11(c)(iii) shall expire and the aggregate amount of Letter of Credit Obligations shall be automatically reduced by the amount of the Letter of Credit which is no longer outstanding.
(d) Cash Collateral. (i) If the Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, on or prior to the Commitment Termination Date, the Borrower will (A) pay to the Administrative Agent for the ratable benefit of itself and the Lenders cash or cash equivalents acceptable to the Administrative Agent (“Cash Equivalents”) in an amount equal to 102% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Administrative Agent or (B) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 102% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate. The Cash Collateral Account shall be in the name of the Borrower and shall be pledged to, and subject to the control of, the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in a manner satisfactory to the Administrative Agent, and the Borrower hereby acknowledges and agrees that each such Cash Collateral Account shall constitute part of the Collateral in accordance with Section 8.01.
(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Borrower shall either (A) provide cash collateral therefor in the manner described above, (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 102% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are reasonably satisfactory to the Administrative Agent.
(iii) From time to time after funds are deposited in the Cash Collateral Account by the Borrower, whether before or after the Commitment Termination Date, the Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as the Administrative Agent may elect, as shall be or shall become due and payable by the Borrower in respect of Reimbursement Obligations and, upon the satisfaction in full of all Reimbursement Obligations of the Borrower, to any other Borrower Obligations then due and payable.
(iv) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Borrower to the Administrative Agent and the Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Borrower Obligations then due and owing and upon payment in full of such Borrower Obligations any remaining amount shall be paid to the Borrower or as otherwise required by law. Interest and other income earned on deposits in the Cash Collateral Account and all proceeds thereof shall be held as additional collateral.
(e) Fees and Expenses. The Borrower agrees to pay to the Administrative Agent for the benefit of itself and the Lenders, as compensation for the Letter of Credit Obligations incurred hereunder, (i) all reasonable out-of-pocket and documented costs and expenses incurred by the Administrative Agent on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, the Letter of Credit Fee. Such Letter of Credit Fee shall be paid to the Administrative Agent for the benefit of the Lenders in accordance with the Fee Letter. In addition, the Borrower shall pay to any L/C Issuer, on demand, such customary fees (including per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
(f) Request for Incurrence of Letter of Credit Obligations. The Borrower shall give the Administrative Agent at least two (2) Business Days’ prior written notice of its request for the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Administrative Agent and the L/C Issuer) and a completed Application for Standby Letter of Credit, Application for Documentary Letter of Credit or Application for Direct-Pay Letter of Credit, as applicable, in the form of Exhibit B‑1 or B‑2 attached hereto, respectively, or such other application as the applicable L/C Issuer may require. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by the Borrower and approvals by the Administrative Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among the Borrower, the Administrative Agent and the L/C Issuer.
(g) Obligation Absolute. The obligation of the Borrower to pay each Reimbursement Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligation of each Lender to make payments to the Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of the Borrower and the Lenders shall be paid strictly in accordance with the terms hereof under any and all circumstances whatsoever, irrespective of the following:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Related Documents or any other agreement;
(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit, this Agreement or the other Related Documents;
(iii) the existence of any claim, setoff, defense or other right that the Borrower or any of its Affiliates, any Lender or any L/C Issuer may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), the Administrative Agent, any Lender, any L/C Issuer or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between the Borrower or any of its Affiliates and the beneficiary for which such Letter of Credit was procured);
(iv) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by the Administrative Agent (except as otherwise expressly provided in subsection (h)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;
(vi) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the L/C Issuer or the Administrative Agent in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Related Documents;
(vii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit;
(viii) any other circumstance or event whatsoever, whether or not similar to the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Lender; or
(ix) the fact that a Trigger Event has occurred and is continuing.
(h) Indemnification; Nature of Lenders’ Duties. (i) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save harmless the Administrative Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and reasonable allocated costs of internal counsel) that the Administrative Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii) As between the Administrative Agent and any Lender and the Borrower, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit, by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither the Administrative Agent nor any Lender or L/C Issuer shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by the Administrative Agent under any Letter of Credit or guaranty thereof, the Administrative Agent shall be liable to the extent such payment was made as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of the Administrative Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s or any Lender’s rights or powers hereunder. Without limiting the foregoing, in no event shall the Administrative Agent, any Lender or any L/C Issuer be responsible for any special, indirect or consequential damages.
(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by the Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between the Borrower and such L/C Issuer.
Section 2.12. Breakage Costs
. To induce the Lenders to provide the LIBOR Rate Advances on the terms provided herein, if (i) any LIBOR Rate Advances are, except by reason of the requirements in Section 2.03(c), repaid in whole or in part on any date other than an Settlement Date (whether that repayment is made pursuant to any other provision of this Agreement or any other Related Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Rate Advance; (iii) the Borrower shall default in making any borrowing of LIBOR Rate Advances after the Borrower has given notice requesting the same in accordance herewith (including any failure to satisfy conditions precedent to the making of any LIBOR Rate Advances); or (iv) the Borrower shall fail to make any prepayment of a LIBOR Rate Advance after the Borrower has given a notice thereof in accordance herewith, then, in any such case, the Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing (any such loss, cost or expense, “Breakage Costs”). Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained (if any). For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Rate Advance; provided, however, that each Lender may fund each of its LIBOR Rate Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder. The determination by any Lender of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes .
Section 2.13. Non-Funding Lenders.
(a) If a Lender becomes a Non-Funding Lender, then, so long as such Lender remains a Non-Funding Lender in accordance with clause (c) below, notwithstanding any other provisions of this Agreement, any amount paid by the Borrower for the account of such Non-Funding Lender under this Agreement (whether on account of Advances, interest, Fees, indemnity payments or other amounts) will not be paid or distributed to such Non-Funding Lender, but will, so long as such Lender is a Non-Funding Lender, instead be retained by the Administrative Agent in a segregated non-interest bearing account (the “Non-Funding Lender Account”), until the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority (and the Non-Funding Lender shall have no claims against the Borrower, the Administrative Agent or any Lender for making such redirected payments): first, to the payment of any amounts, if any, due and owing by such Non-Funding Lender to the Administrative Agent under this Agreement, together with interest thereon owing at the Base Rate; second, to the payment of interest due and payable to the Other Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of fees then due and payable to the Other Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, if as of any Settlement Date the Advances of any Other Lender exceeds its Pro Rata Share (as determined without giving effect to the proviso in the definition thereof) of the total Advances, to repay the Advances of each such Other Lender in the amount necessary to eliminate such excess, pro rata based on the Advances of the Other Lenders; fifth, to make any other mandatory reductions of the Advances of the Other Lenders required under Section 2.08, pro rata based on the Advances of such Other Lenders; sixth, to the ratable payment of other amounts then due and payable to the Other Lenders; and seventh, to pay any interest, Advances or other amounts owing under this Agreement to such Non-Funding Lender in the order of priority set forth in Section 2.08(b) hereof or as a court of competent jurisdiction may otherwise direct; provided that funds shall be redirected from the Non-Funding Lender Account to pay amounts owed under clauses second through sixth solely after application of other funds and only to the extent that such other funds are insufficient to make such payments. Any funds redirected from the Non-Funding Lender Account to make payments under clauses second through sixth above shall not be deemed to be payment by the Borrower for purposes of determining whether a Termination Event has occurred and shall not discharge any obligations of the Borrower to make such payment. To the extent that any Other Lenders have been paid with amounts redirected from the Non-Funding Lender Account, the Non-Funding Lender shall, from and after payment in full of all interest, Advances and other amounts owed to the Other Lender, be subrogated to the rights of the Other Lenders to the extent of any such payments from the Non-Funding Lender Account under clause seventh above.
(b) Notwithstanding clause (a) above, the Administrative Agent shall be authorized at any time that any Commitments remain outstanding, at its sole and absolute discretion, after payment of any amounts owed under clause first of the first sentence of clause (a) above, to (i) retain amounts in any Non-Funding Lender Account in an amount up to the related Non-Funding Lender’s unfunded Commitment and (ii) use any portion of such retained amounts to pay such Non-Funding Lender’s funding obligations hereunder. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use the amounts in a Non-Funding Lender’s Non-Funding Lender Account to make such payment on behalf of such Non-Funding Lender. Upon the termination of all Commitments, any amounts in any Non-Funding Lender Account shall be applied in accordance with the first sentence of clause (a) above.
(c) If the Borrower and the Administrative Agent agree in writing in their discretion that a Non-Funding Lender should no longer be deemed to be a Non-Funding Lender, the Administrative Agent will so notify the other parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.13(a)), such Non-Funding Lender shall, to the extent applicable, purchase such portion of outstanding Advances of the Other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances of all of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Non-Funding Lender, provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while such Lender was a Non-Funding Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, such notification will not constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Non-Funding Lender.
Section 2.14. Register; Registered Obligations.
(a) Register. The Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 12.01 (or at such other address as the Administrative Agent may notify the Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, the L/C Issuer and each Lender in the Revolving Credit Advances, the Letter of Credit Obligations, each of their obligations under this Agreement to participate in the each Revolving Credit Advance and Letter of Credit and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the Revolving Commitment of each Lender, (3) the amount of each Revolving Credit Advance and each funding of any participation described in clause (i) above, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Borrower Obligations. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(b) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Advances (including any notes evidencing such Advances) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Advances, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 12.02 shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).
Section 2.15. Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Related Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Market Index Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Market Index Rate with a Benchmark Replacement pursuant to this Section 2.15 will occur prior to the applicable Benchmark Transition Start Date.
(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Related Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Related Document.
(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Related Document, except, in each case, as expressly required pursuant to this Section 2.15.
(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Advance to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period the component of the Base Rate based upon the LIBOR Market Index Rate will not be used in any determination of the Base Rate.
Section 2.16. Extension of Final Advance Date. The Borrower may (in its sole discretion) extend the Final Advance Date to March 25, 2022. To effect such an extension, the Borrower shall provide written notice to the Administrative Agent and each Lender of Borrower’s election to effect such an extension not more than 120 days prior to September 24, 2021 and not less than ten (10) Business Days prior to September 24, 2021. Further, Borrower shall cause to be paid any fees required by the Fee Letter relating to such an extension on the date such Fees are required to be paid under the Fee Letter. The Borrower may not make any such extension if, as of the date of giving such election to effect such an extension, a Trigger Event has occurred and is continuing.

ARTICLE III.
CONDITIONS PRECEDENT
Section 3.01. Conditions to Effectiveness of Agreement. This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Lenders and the Administrative Agent (such date, the “Effective Date”):
(a) Funding Agreement; Other Related Documents. This Agreement and (to the extent requested by the Lenders in accordance with Section 2.01(a)(ii)) the Revolving Notes shall have been duly executed by, and delivered to, the parties hereto and the Lenders and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Lender and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, each in form and substance satisfactory to each Lender and the Administrative Agent.
(b) Governmental Approvals. The Lenders and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Lenders and the Administrative Agent affirming that no such consents or approvals are required.
(c) Compliance with Laws. The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state and local laws and regulations, including, without limitation, those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(d) Payment of Fees. The Borrower shall have paid all Fees required to be paid by it on the Effective Date, including all Fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent for all reasonable out-of-pocket and documented fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s reasonable legal and audit expenses, and other reasonable document preparation costs.
(e) Representations and Warranties. Each representation and warranty by the Borrower and each Transaction Party contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.
(f) No Termination Event. No Trigger Event hereunder or any “Event of Default” or “Default” (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Effective Date.
(g) Material Adverse Change. There will have been (i) no material adverse change individually or in the aggregate, (x) in the business, the industry in which the Parent, the Member or any Originator operates, the financial or other condition or prospects of the Parent, the Member, the Servicer, or any Originator, or (y) in the Receivables, taken as a whole, (ii) no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a Material Adverse Effect on the Parent, the Member, the Servicer, the Originators, their business, or which would challenge the transactions contemplated under this Agreement, the Sale Agreement and the other Related Documents, and (iii) since the Member’s last audited financial statements, no material increase in the liabilities, liquidated or contingent, of the Member, the Parent, the Servicer or the Originators, or material decrease in the assets of the Parent, the Member, the Servicer or the Originators, taken as a whole.
(h) KYC Information. Upon the reasonable request of any Lender made sufficiently in advance of the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Effective Date.
Section 3.02. Conditions Precedent to All Advances and Letter of Credit Obligations. No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.06(c)) on any date if, as of the date thereof:
(a) any representation or warranty of the Borrower, the Servicer or any Originator contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect as of such date, either before or after giving effect to the Advances to be made or Letter of Credit Obligations to be incurred on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;
(b) any event shall have occurred, or would result from the making of such Advances or the incurrence of such Letter of Credit Obligations or from the application of the proceeds therefrom, that constitutes a Trigger Event, a Potential Servicer Termination Event or an Event of Servicer Termination;
(c) the Commitment Termination Date shall have occurred;
(d) either before or after giving effect to such Advance or the incurrence of any Letter of Credit Obligations and to the application of the proceeds therefrom, a Borrowing Base Deficiency would exist;
(e) any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Lenders and the Administrative Agent, as any Lender or the Administrative Agent may reasonably request;
(f) on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Monthly Report or Borrowing Base Certificate required to be delivered in accordance with Section 5.02 hereof or the Sale Agreement and such failure shall be continuing;
(g) the Administrative Agent shall have reasonably determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect; or
(h) with respect to the incurrence of any Letter of Credit Obligations, to the extent that the requested Letter of Credit is for the benefit of any L/C Applicant other than the Borrower, the applicable L/C Issuer has not completed due diligence with respect to such L/C Applicant (including but not limited to any applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act).
The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of any such Advance Date or the date on which such Letter of Credit Obligations were incurred, as the case may be, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. To induce each Lender to make Advances and to incur Letter of Credit Obligations from time to time and the Administrative Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender and the Administrative Agent on the Effective Date and each Advance Date and each date on which Letter of Credit Obligations are incurred, each and all of which shall survive the execution and delivery of this Agreement.
(a) Existence; Compliance with Law. The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where failure to secure, make or provide the foregoing could not reasonably be expected to have a Material Adverse Effect; (v) is in compliance with its limited liability company agreement; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b) Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization of the Borrower and current location of the Borrower’s chief executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located, and the locations of its records concerning the Borrower Collateral (including originals of the Borrower Assigned Agreements) are set forth in Schedule 4.01(b) and none of such locations has changed within the past 12 months. During the prior five years, except as set forth in Schedule 4.01(b), the Borrower has not been known as or used any fictitious or trade name. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.
(c) Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party,

and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s limited liability company power; (ii) have been duly authorized by all necessary or proper actions; (iii) do not contravene any provision of the Borrower’s certificate of formation or limited liability company agreement; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of the property of the Borrower is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b). The exercise by the Borrower of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b). Each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.
(d) No Litigation. No Litigation is now pending or, to the knowledge of the Borrower, overtly threatened in writing against the Borrower that (i) challenges the Borrower’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no Litigation pending or threatened that seeks damages or injunctive relief against, or alleges criminal misconduct by, the Borrower.
(e) Solvency. After giving effect to the sale or contribution of Receivables and the Advances to be made or Letter of Credit Obligations to be incurred on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.
(f) Material Adverse Effect. Since the date of the Borrower’s organization, (i) the Borrower has not incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments, other than in connection with (i) the Amended and Restated Receivables Funding and Administration Agreement, dated as of May 20, 2011 by and among the Borrower, Wells Fargo Bank, National Association, as administrative agent and the financial institutions from time to time party thereto as lenders (as amended, restated, supplemented or otherwise modified from time to time), as terminated on the Effective Date and (ii) the transaction contemplated by the Related Documents, (ii) no contract, lease or other agreement or instrument has been entered into by the Borrower or has become binding upon the Borrower’s assets, other than in connection with the Related Documents, and no law or regulation applicable to the Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Borrower is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Borrower is a party. Since the date of the Borrower’s organization, no event has occurred with respect to the Borrower that alone or together with other events could reasonably be expected to have a Material Adverse Effect.
(g) Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted

Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other properties and assets. No effective financing statement or other similar instrument is of record in any filing office listing the Borrower as debtor and covering any of the Transferred Receivables or the other Borrower Collateral except with respect to the Liens granted to the Administrative Agent hereunder, and the Liens granted to the Administrative Agent pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Borrower Collateral.
(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. The Borrower has no Investments in any Person other than Permitted Investments. The Member is the only member of the Borrower. There are no outstanding rights to purchase or options, warrants or similar rights or agreements pursuant to which the Borrower may be required to issue, sell, repurchase or redeem some or all of its membership interests. Other than the Subordinated Loans and the Debt outstanding under this Agreement, the Borrower has no outstanding Debt on the Effective Date.
(i) Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrower and all material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Member have in each case been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e), unless the failure to file any such return, report or statement, or the failure to pay any such charges or fine, penalty, interest, late charge or loss, could reasonably not be expected to have a Material Adverse Effect. As of the Effective Date, neither the Borrower nor any of its Affiliates included in the Parent Group has agreed or been requested to make any adjustment under IRC 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.
(j) Full Disclosure. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Borrower to any Lender or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents, is true and accurate in every material respect, and none of this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished by or on behalf of the Borrower to any Lender or the Administrative Agent relating to this Agreement or any of the other Related Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. All information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information furnished to any Lender or the Administrative Agent has been prepared in good faith by the management of the Borrower with the exercise of reasonable diligence.

(k) ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under Title IV of ERISA.
(l) Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
(m) Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.
(n) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.
(o) Government Regulation. The Borrower is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act. The making of Advances and the incurrence of Letter of Credit Obligations by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
(p) Nonconsolidation. The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:
(i) the Borrower is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
(ii) the Borrower has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any member of the Parent Group;

(iii) (A) Borrower shall compensate all employees (if any), consultants and agents directly or indirectly through reimbursement of the Member, from its own funds, for services provided to the Borrower by such employees (if any), consultants and agents and, to the extent any employee (if any), consultant or agent of the Borrower is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and (B) Borrower shall not have any employees;
(iv) Borrower shall pay its own incidental administrative costs and expenses from its own funds, and shall allocate all other shared overhead expenses (including, without limitation, telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Member on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;
(v) other than the purchase and acceptance through capital contribution of Transferred Receivables pursuant to the Sale Agreement, the acceptance of Subordinated Loans pursuant to the Sale Agreement, the payment of distributions and the return of capital to the Member, the incurrence of indebtedness under the L/C Note, the payment of Servicing Fees to the Servicer under the Sale Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;
(vi) the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of directors and otherwise observes limited liability company formalities;
(vii) (A) the financial statements (other than consolidated financial statements) and books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower and (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group;
(viii) (A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Member;
(ix) all business correspondence and other communications of the Borrower are conducted in the Borrower’s own name, on its own stationery and through a separately-listed telephone number;
(x) the Borrower has and shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;

(xi) the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Secured Parties;
(xii) the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;
(xiii) the Borrower maintains at least one Independent Director;
(xiv) the limited liability company agreement of the Borrower requires the affirmative vote of each Independent Director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;
(xv) Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its members and board of directors;
(xvi) Borrower shall not hold out credit as being available to satisfy obligations of others;
(xvii) Borrower shall not acquire obligations or Stock of any member of the Parent Group;
(xviii) Borrower shall correct any known misunderstanding regarding its separate identity; and
(xix) Borrower shall maintain adequate capital.
(q) Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts as of the Effective Date, including any Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) has delivered to the Administrative Agent (i) with respect to each Collection Account, a fully executed Collection Account Agreement pursuant to which the applicable Collection Account Bank has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Accounts without further consent by the Borrower, the Servicer or any Originator and (ii) with respect to the Concentration Account, the fully executed Concentration Account Agreement pursuant to which the Concentration Account Bank has agreed, upon receipt of a Notice of Exclusive Control, to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Accounts without further consent by the Borrower, the Servicer or any Originator. No Account is in the name of any person other than the Borrower or the Administrative Agent, and the Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.
(r) Transferred Receivables.
(i) Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.

(ii) Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate or Monthly Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate, or Monthly Report, as applicable.
(iii) No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate, or Monthly Report, as applicable, will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.
(iv) Nonavoidability of Transfers. The Borrower shall (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan or an increase to the aggregate outstanding principal amount of the L/C Note and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.
(s) Assignment of Interest in Related Documents. The Borrower’s interests in, to and under the Sale Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.
(t) Notices to Obligors. Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in a Lockbox or Collection Account.
(u) Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all material respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders and the Administrative Agent as if the same were set forth in full herein.
(v) Supplementary Representations.
(i) Receivables; Accounts. (A) Each Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii) Creation of Security Interest. The Borrower owns and has good and marketable title to the Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.
(iii) Perfection. (A) The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in the Receivables hereunder; and (B) with respect to each Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the other Secured Parties), a fully executed Account Agreement pursuant to which the applicable Bank has agreed to comply with all instructions given by the Administrative Agent (at all times or, in the case of the Concentration Account, upon receipt of a Notice of Exclusive Control) with respect to all funds on deposit in the Accounts and the related Lockboxes, without further consent by the Borrower, the Servicer or any Originator.
(iv) Priority. (A) Other than the transfer of the Receivables by the Originators to the Borrower pursuant to the Sale Agreement and the grant of security interest by the Borrower to the Administrative Agent (on behalf of itself and the other Secured Parties) in the Receivables, the Accounts and the Lockboxes hereunder, the Borrower has not pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Receivables, the Accounts and the Lockboxes to any other Person. (B) The Borrower has not authorized, nor is aware of, any filing of any financing statement against the Borrower or any Originator that includes a description of collateral covering the Receivables or any other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to the Related Documents, other than any financing statement filed pursuant to the Sale Agreement and this Agreement or financing statements that have been validly terminated prior to or as of the Effective Date. (C) As of the Effective Date, the Borrower is not aware of any judgment, ERISA or tax lien filings against either the Borrower or any Originator. (D) None of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent. The Borrower has not, and to the knowledge of Borrower the Servicer or any Originator have not, consented to any Bank complying with instructions of any person other than the Administrative Agent.
(v) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(g) shall be continuing, and remain in full force and effect until the Termination Date.
(w) The Borrower (i) is not a “covered fund” as defined in the Volcker Rule and (ii) is not an “investment company” within the meaning of the Investment Company Act. The Seller relies on an exemption from the definition of “investment company” under the Investment Company Act in Section 3(c)(5) of the Investment Company Act, although there may be additional applicable exclusions or exemptions.
(x) Beneficial Ownership Regulation. As of the Effective Date, the Borrower is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned by an entity (other than a bank) whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.
ARTICLE V.
GENERAL COVENANTS OF THE BORROWER
Section 5.01. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date:

(a) Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(b) Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its limited liability company agreement, (2) Section 4.01(p) and (3) the assumptions set forth in each opinion letter of Quarles & Brady LLP or other outside counsel to the Borrower from time to time delivered pursuant to Section 3.02(d) of the Sale Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of Rexnord Funding LLC.
(c) Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into a Collection Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.
(d) Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made and Letter of Credit Obligations incurred hereunder and the payment of any fees due hereunder, (ii) the purchase of Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Member, (iv) the repayment of Subordinated Loans and the payment of the aggregate outstanding principal amount of, and accrued and unpaid interest on, the L/C Note, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.
(e) Payment and Performance of Charges and other Obligations.
(i) Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.
(ii) The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the

Administrative Agent has not advised the Borrower in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.
(f) ERISA. The Borrower shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).
(g) Borrower to Maintain Perfection and Priority. In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to the Related Documents. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Receivables and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to the Related Documents as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC without the signature of the Borrower, any Originator or the Administrative Agent where allowed by applicable law. Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.
(h) Maintenance of Limited Liability Company Agreement. The Borrower shall maintain its limited liability company agreement in conformity with this Agreement, such that its limited liability company agreement, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Administrative Agent of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Administrative Agent shall have determined in its reasonable judgment that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
(i) Appointment of Independent Director. The Borrower shall give the Administrative Agent prompt written notice of the decision to appoint a new director of the Borrower as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”
(j) Beneficial Ownership Regulation. Promptly following any change that would result in a change to the status of the Borrower as being excluded from the definition of a “Legal Entity Customer” under the Beneficial Ownership Regulation, the Borrower shall execute and deliver to the Administrative Agent a Beneficial Ownership Certification in compliance with the Beneficial Ownership Regulation.

Section 5.02. Reporting Requirements of the Borrower. The Borrower hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent and the Lenders:
(a) The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).
(b) Such other reports, statements and reconciliations with respect to the Borrowing Base or Borrower Collateral as any Lender or the Administrative Agent shall from time to time request in its reasonable discretion (the “Borrowing Base Certificate”).
Section 5.03. Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders and the Administrative Agent, from and after the Effective Date until the Termination Date:
(a) Sale of Membership Interests and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its membership interests (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Collection Account, or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.
(b) Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.
(c) Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent, (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies (it being understood that, to the extent that any such modification causes any Receivable to fail one or more of the criteria set forth in the definition of “Eligible Receivable” in Annex X hereto, such Receivable shall cease to be an Eligible Receivable for purposes of this Agreement).
(d) Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent directs the Borrower to change such instructions to Obligors or the Administrative Agent consents in writing to such change.
(e) Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any membership interests, warrants or other securities convertible into membership interests or any revision of the terms of its outstanding membership interests, (iii) amend, waive or modify any term or provision of its certificate of formation or limited liability company agreement, (iv) make any change to its name indicated on the public records of its jurisdiction of organization or (v) change its jurisdiction of organization. The Borrower shall not engage in any business other than as provided in its certificate of formation, limited liability company agreement and the Related Documents.
(f) Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.
(g) Sale Characterization; Sale Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower.
(h) Restricted Payments. Except for the amounts outstanding under the L/C Note, the Borrower shall not enter into any lending transaction with any other Person. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any membership interest, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s membership interest or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Borrowing Base Deficiency or a Trigger Event would exist or otherwise result therefrom.
(i) Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes and amounts outstanding under the L/C Note, (iii) deferred taxes, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.
(j) Prohibited Transactions. The Borrower shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.
(k) Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Member, any director, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables and Permitted Investments.
(l) Commingling. The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Collection Account or the Concentration Account, except as otherwise contemplated under Section 4.02(l) of the Sale Agreement. If funds that are not Collections are deposited into a Collection Account or the Concentration Account, the Borrower shall, or shall cause the Servicer to notify the Administrative Agent in writing promptly upon discovery thereof, and, the Administrative Agent shall promptly remit (or direct the applicable

Collection Account Bank or the Concentration Account Bank to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.
(m) ERISA. The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 412 or 430 of the IRC or Section 302, 303 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than (x) premium payments arising in the ordinary course of business and (y) liabilities arising under Section 4041(b) of ERISA).
(n) Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent.
(o) Board Policies. The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.
(p) Additional Members of Borrower. The Borrower shall not admit any additional member without the prior written consent of the Administrative Agent other than a “Special Member” as such term is defined in the Borrower’s limited liability company agreement as of the date hereof.
ARTICLE VI.
ACCOUNTS
Section 6.01. Establishment of Accounts.
(a) Collection Accounts.
(i) The Borrower has established with each Collection Account Bank one or more Collection Accounts. Each Collection Account identified on Schedule 4.01(q) is subject to a fully executed Collection Account Agreement. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of each Collection Account and all monies, instruments and other property from time to time on deposit therein. The Borrower shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Collection Account except as provided in Section 6.01(b)(ii).
(ii) The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to a Collection Account. The Borrower (or the Servicer on the Borrower’s behalf) has instructed all Collection Account Banks to deposit all items sent to a Lockbox directly into a Collection Account. Schedule 4.01(q) lists all Lockboxes and all Collection Account Banks at which the Borrower maintains Collection Accounts as of the Effective Date, and such schedule correctly identifies (1) with respect to each such Collection Account Bank, the name, address and telephone number thereof, (2) with respect to each Collection Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Collection Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, the Borrower shall deposit or cause to be deposited into a Collection Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it other than in a Lockbox or a Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make and shall not permit the Servicer to make any deposits into a Lockbox or any Collection Account except in accordance with the terms of this Agreement or any other Related Document.
(iii) If, for any reason, a Collection Account Agreement terminates or any Collection Account Bank fails to comply with its obligations under the Collection Account Agreement to which it is a party, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Collection Account maintained at any such Collection Account Bank to make all future payments to a new Collection Account in accordance with this Section 6.01(a)(iii). The Borrower shall not close any Collection Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Collection Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Collection Account Bank or with such new depositary institution substantially in the form of the predecessor Collection Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Collection Account, such new agreement shall become a Collection Account Agreement and any new depositary institution shall become a Collection Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer to, open any new Lockbox or Collection Account without the prior written consent of the Administrative Agent.
(b) Concentration Account.
(i) The Borrower agrees that, at any time after the continuance of any Trigger Event, the Administrative Agent may (but is not obligated to) deliver one or more Notices of Exclusive Control to exercise exclusive dominion and control of the Concentration Account and all monies, instruments and other property from time to time on deposit therein.
(ii) The Borrower (or the Servicer on Borrower’s behalf) has instructed all Collection Account Banks that on a daily basis all collected and available funds on deposit in each Collection Account are to be automatically transferred to the Concentration Account.
(iii) If, for any reason, the Concentration Account Agreement relating to the Concentration Account terminates or the Concentration Account Bank fails to comply with its obligations under such Concentration Account Agreement, then the Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct all Collection Account Banks who had previously been instructed to make wire payments to the Concentration Account maintained at any such Concentration Account Bank to make all future payments to a new Concentration Account in accordance with this Section 6.01(b)(iii). The Borrower shall not close the Concentration Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Concentration Account Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Concentration Account Bank or with such new depositary institution substantially in the form of the Concentration Account Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Concentration Account, such new agreement shall become a Concentration Account Agreement and any new depositary institution shall become the Concentration Account Bank), and (D) taken all such action as the Administrative Agent shall reasonably require to grant and perfect a first priority Lien in such new Concentration Account to the Lender under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(b), the Borrower shall not, and shall not permit the Servicer to open a new Concentration Account without the prior written consent of the Administrative Agent.
ARTICLE VII.
GRANT OF SECURITY INTERESTS
Section 7.01. Borrower’s Grant of Security Interest. The parties hereto intend that this Agreement shall constitute a security agreement under applicable law. To secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):
(a) all Receivables;
(b) the Sale Agreement, all Collection Account Agreements, the Concentration Account Agreement and all other Related Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;
(c) all of the following (collectively, the “Borrower Account Collateral”):
(i) the Collection Accounts, the Lockboxes, and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the Lockboxes or such funds,
(ii) the Concentration Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Account or such funds,

(iii) the Cash Collateral Account and all funds and Cash Equivalents on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account or such funds or Cash Equivalents,
(iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by any Lender or any assignee or agent on behalf of any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and
(v) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;
(d) all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender or the Administrative Agent of additional funds by the Borrower; and
(e) to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (d)).
Section 7.02. Borrower’s Agreements. The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Secured Parties hereunder; (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 6.12, 6.14 and 6.15 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.
Section 7.03. Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.
Section 7.04. Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
Section 7.05. Covenants of the Borrower Regarding the Borrower Collateral.
(a) Offices and Records. The Borrower shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent, the Borrower shall, and shall cause the Servicer to, permit any representative of the Administrative Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent as more specifically set forth in Section 7.05(b).
(b) Access. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon one Business Day’s prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and, if a Termination Event has occurred and is continuing with its independent certified public accountants (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). If (i) the Administrative Agent in good faith deems any Lender’s rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure or the Administrative Agent in good faith believes that a Trigger Event is imminent or (ii) a Trigger Event shall have occurred and be continuing, then the Borrower shall, and shall cause the Servicer to, at its own expense, provide such access at all times without prior notice from the Administrative Agent and provide the Administrative Agent with access to the suppliers and customers of the Borrower and the Servicer. The Borrower shall, and shall cause the Servicer to, make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.
(c) Collection of Transferred Receivables. In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral pursuant to the Sale Agreement, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may reasonably deem necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent for application against the Obligations, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided, further, that if (i) a Trigger Event shall have occurred and be continuing or (ii) the Administrative Agent in good faith believes that a Trigger Event is imminent, then the Administrative Agent may, without prior notice to the Seller or the Servicer, (x) exercise its right to take exclusive ownership and control of the Lockboxes and the Collection Accounts in accordance with the terms of the applicable Collection Account Agreements and (y) exercise its right to take exclusive ownership and control of the Concentration Account by delivering a Notice of Exclusive Control to the Concentration Account Bank in accordance with the Concentration Account Agreement. Further, if a Trigger Event shall have occurred and be continuing, the Administrative Agent may notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent (on behalf of itself and the other Secured Parties) hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.
(d) Performance of Borrower Assigned Agreements. The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.
(e) License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent (on behalf of itself and the other Secured Parties) a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of itself and the other Secured Parties) for purposes of the limited license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.
ARTICLE VIII.
TERMINATION EVENTS
Section 8.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor):
(a) the Borrower shall fail (i) to make any payment of principal, interest or Fees hereunder or under any other Related Document and the same shall remain unremedied for one (1) Business Day or more or (ii) to make payment of any other monetary Borrower Obligation when due and payable and the same shall remain unremedied for one (1) Business Day or more after notice thereof from the Administrative Agent; or
(b) the Borrower, any Originator or the Servicer shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for two (2) Business Days (or such longer period determined by the Administrative Agent in its sole discretion) or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof from the Administrative Agent; or
(c) (i) an Originator, the Member, the Borrower, the Parent, the Servicer or any Subsidiary of any Originator or the Servicer shall fail to make any payment with respect to any of its Debts which, except with respect to the Borrower, is in an aggregate principal amount in excess of $20,000,000 (other than Borrower Obligations) when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur under any agreement, document or instrument to which an Originator, the Member, the Borrower, the Parent, the Servicer or any Subsidiary of any Originator or the Servicer is a party or by which it or its property is bound (other than a Related Document) which relates to a Debt which, except with respect to the Borrower, is in an aggregate principal amount in excess of $20,000,000, which event has not been waived or shall remain unremedied within the applicable grace period with respect thereto, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Debt to become or be declared due prior to their stated maturity; or
(d) a case or proceeding shall have been commenced against the Borrower, the Member, any Originator, the Parent, the Servicer or any Subsidiary (other than an Immaterial Subsidiary) of any Originator or the Servicer seeking a decree or order in respect of any such Person under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided, however, that such 60-day period shall be deemed terminated immediately if (x) a decree or order approving or ordering any of the foregoing is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or
(e) the Borrower, the Member, any Originator, the Parent, the Servicer or any Subsidiary (other than an Immaterial Subsidiary) of any Originator or the Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate or limited liability company action in furtherance of any of the foregoing; or
(f) the Borrower, the Member, any Originator, the Parent, the Servicer or any Subsidiary (other than an Immaterial Subsidiary) of any Originator or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or
(g) a final judgment or judgments for the payment of money in excess of $20,000,000 in the aggregate at any time outstanding shall be rendered against any Originator, the Parent, the Member, the Servicer or any Subsidiary of any Originator or the Servicer and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or
(h) a judgment or order for the payment of money shall be rendered against the Borrower; or
(i) (i) any information contained in any Borrowing Base Certificate or any Borrowing Request is untrue or incorrect in any respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any statement, report, financial statement or certificate (other than a Borrowing Base Certificate or any Borrowing Request) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or
(j) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates

(other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or
(k) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower; or
(l) (1) there shall have occurred any event which, in the reasonable judgment of the Administrative Agent, materially and adversely impairs (i) the ability of any Originator to originate Receivables of a credit quality which are at least of the credit quality of the Receivables as of the Effective Date, (ii) the financial condition or operations of any Originator, the Borrower or the Parent, or (iii) the collectibility of Receivables, or (2) the Administrative Agent shall have determined (and so notified the Borrower) that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred; or
(m) (i) a default or breach shall occur under any provision of the Sale Agreement and the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof, or (ii) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or
(n) except as otherwise expressly provided herein, any Collection Account Agreement, the Concentration Account Agreement or the Sale Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent; or
(o) an Event of Servicer Termination shall have occurred; or
(p) (A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of itself and the other Secured Parties) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or
(q) a Change of Control shall occur; or
(r) the Borrower shall amend its certificate of formation or limited liability company agreement without the express prior written consent of the Requisite Lenders and the Administrative Agent; or
(s) the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or
(t) (i) the Defaulted Receivables Trigger Ratio shall exceed 2.0%; (ii) the Delinquency Trigger Ratio shall exceed 8.0%; (iii) the Dilution Trigger Ratio shall exceed 8.0%; or (iv) the Days Sales Outstanding shall exceed 55 days; or
(u) any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(v) the incurrence of a liability to the PBGC under Title IV of ERISA by the Parent, any Originator or the Servicer (except for premium payments arising in the ordinary course of business), in excess of $1,000,000; or
(w) a Borrowing Base Deficiency exists at any time and the Borrower has not repaid the amount of such Borrowing Base Deficiency within one (1) Business Day in accordance with Section 2.08 hereof; or
(x) any Person shall be appointed as an Independent Director of the Borrower without prior notice thereof having been given to the Administrative Agent in accordance with Section 5.01(i) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Director”;
then, and in any such event, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Commitment Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that the Commitment Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 8.01(d) or (e), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of the Commitment Termination Date, all Borrower Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person. In addition, if any Event of Servicer Termination shall have occurred, then, the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.
ARTICLE IX.
REMEDIES
Section 9.01. Actions Upon Termination Event. If any Termination Event shall have occurred and be continuing and the Administrative Agent shall have declared the Commitment Termination Date to have occurred or the Commitment Termination Date shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:
(a) The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Borrower from the Concentration Account or any Collection Account against all or any part of the Borrower Obligations and (ii) without limiting the terms of Section 7.05(c), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.
(b) The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may reasonably deem to be commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent reasonably deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall apply the net proceeds of any such sale against all or any part of the Borrower Obligations.
(c) Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.
(d) At any sale under Section 9.01(b), any Lender or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.
(e) The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.
Section 9.02. Exercise of Remedies.
(a) No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.
(b) Notwithstanding anything to the contrary contained herein or in any Related Document, the authority to enforce rights and remedies hereunder and under the Related Documents against the Borrower, the Servicer or the Borrower Collateral shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Related Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the Related Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.07, (iii) the Requisite Lenders from directing the Administrative Agent to take actions expressly contemplated herein (including any action described in the final paragraph of Section 8.01 hereof) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding under the Bankruptcy Code or any other applicable debtor relief law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the Related Documents, then (A) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article IX and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 11.07, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
Section 9.03. Power of Attorney. On the Effective Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.03 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent and the Lenders upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Notwithstanding any other provision herein or in any other Related Document to the contrary, the Administrative Agent shall not exercise any powers pursuant to any Power of Attorney unless a Termination Event or Servicer Termination Event shall have occurred and be continuing.
Section 9.04. Continuing Security Interest. This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by Administrative Agent and the Lenders.
ARTICLE X.

INDEMNIFICATION
Section 10.01. Indemnities by the Borrower.
(a) Without limiting any other rights that the Lenders or the Administrative Agent or any of their respective officers, directors, employees, attorneys, agents, representatives, transferees, successors or assigns (each, an “Indemnified Person”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonable out-of-pocket and documented legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:
(i) reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;
(ii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;
(iii) (1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim and (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of itself and the other Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral;
(iv) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);

(v) any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;
(vi) the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;
(vii) any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or to cause the effectiveness of other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made or Letter of Credit Obligation incurred hereunder or at any subsequent time;
(viii) any investigation, litigation or proceeding related to this Agreement or any other Related Document or the ownership of Receivables or Collections with respect thereto or any other investigation, litigation or proceeding relating to the Borrower, the Servicer or any Originator in which any Indemnified Person becomes involved as a result of any of the transactions contemplated hereby or by any other Related Document;
(ix) any failure of (x) a Collection Account Bank to comply with the terms of the applicable Collection Account Agreement or (y) the Concentration Account Bank to comply with the terms of the Concentration Account Agreement;
(x) any Termination Event described in Section 8.01(d) or (e);
(xi) any failure of the Borrower to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xii) any action or omission by Borrower or any Transaction Party which reduces or impairs the rights of the Administrative Agent or the Secured Parties with respect to any Receivable or the value of any such Receivable;
(xiii) any attempt by any Person to void any Borrowing or the Lien granted hereunder under statutory provisions or common law or equitable action; or
(xiv) any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.
(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.
ARTICLE XI.
ADMINISTRATIVE AGENT

Section 11.01. Authorization and Action. The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent set forth in this Agreement shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 11.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.
Section 11.02. Reliance. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Borrower and each Lender hereby acknowledge and agree that the Administrative Agent as such (a) has no duties or obligations other than as set forth expressly herein, and has no fiduciary obligations to any person, (b) acts as a representative hereunder for the Lenders and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Borrower (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions), the Servicer, the Parent, the Member or the Originators, (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (d) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Borrower, the Servicer, any Originator, the Parent, the Member or any Lender, or to inspect the property (including the books and records) of the Borrower, the Servicer, any Originator, the Parent, the Member or any Lender, (f) shall not be responsible to the Borrower, the Servicer, any Lender or any other Person for the due execution by any Person other than the Administrative Agent, or the legality, validity, enforceability, genuineness, sufficiency or value, of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (g) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (h) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may conclusively rely on the accuracy of such facts or matters.
Section 11.03. Mizuho and Affiliates. Mizuho and its Affiliates may generally engage in any kind of business with any Obligor, the Parent, the Member, the Originators, the Borrower, the Servicer, any Lender, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if Mizuho were not the Administrative Agent and without the duty to account therefor to any Obligor, the Parent, the Member, any Originator, the Borrower, the Servicer, any Lender or any other Person.
Section 11.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 11.05. Indemnification. Each of the Lenders severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any action taken or omitted by the Administrative Agent in connection herewith or therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Related Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
Section 11.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to each of the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning the Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution which commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Related Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Related Documents.
Section 11.07. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s obligation pursuant to this Section 11.07 is in addition to and not in limitation of its obligations to purchase a participation equal to its Pro Rata Share of Letter of Credit Obligations pursuant to Section 2.11(b). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or Letter of Credit Obligations incurred or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, Letter of Credit Obligations and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
ARTICLE XII.
MISCELLANEOUS
Section 12.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.
Borrower:
Rexnord Funding LLC
511 West Freshwater Way
Milwaukee, Wisconsin 53204
Attention: David Pauli, VP Controller
Telephone: (414) 223-7770
Email: David.Pauli@rexnord.com

Administrative Agent:
Mizuho Bank, Ltd.
1271 Avenue of the Americas
New York, NY 10020
Attention: Raffi Dawson
Telephone: 212-282-3526
Email: Raffi.Dawson@mizuhogroup.com

Section 12.02. Binding Effect; Assignability.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders and the Administrative Agent shall be void.
(b) The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Effective Date of the Related Documents, Advances, Letter of Credit Obligations and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties, whether evidenced by a writing or not, made in accordance with this Section 12.02(b). Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by, the Administrative Agent and other than in the case of an assignment by a Lender to one of its Affiliates, the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) require the delivery to the Administrative Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters, and (iv) other than in the case of an assignment by a Lender to one of its Affiliates, include a payment to the Administrative Agent by the assignor or assignee Lender of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Lender’s obligation to make Revolving Credit Advances and incur Letter of Credit Obligations hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note, the Borrower shall, upon the request of such Lender, execute new Revolving Notes in exchange for the Revolving Notes being assigned. Notwithstanding the foregoing provisions of this Section 12.02(b), any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Related Documents to any Federal Reserve Bank or to any holder or trustee of such Lender’s securities; provided, however, that no such pledge or assignment to any Federal Reserve Bank, holder or trustee shall release such Lender from such Lender’s obligations hereunder or under any other Related Document and no such holder or trustee shall be entitled to enforce any rights of such Lender hereunder unless such holder or trustee becomes a Lender hereunder through execution of an Assignment Agreement as set forth above.
(c) In addition to the foregoing right, any Lender may, without notice to or consent from the Administrative Agent or the Borrower, (x) grant to an SPV the option to make all or any part of any Advance that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder); (y) assign to an SPV all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation and (z) sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided, however, that (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such SPV or participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (y) no such SPV or holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance or Letter of Credit Obligation in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09 and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant or SPV and each such participant or SPV shall be considered to be a “Lender” for purposes of such sections. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent or any Lender (other than the Lender selling a participation or assignment to an SPV) shall have any duty to any participant or SPV and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.
(d) Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the Letter of Credit Obligations, the Revolving Notes or other Borrower Obligations owed to such Lender.
(e) The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants. The Borrower shall, if the Administrative Agent so requests in connection with an initial syndication of the Commitments hereunder, assist in the preparation of informational materials for such syndication.
(f) A Lender may furnish any information concerning the Borrower, the Originator, the Parent, the Member, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.
Section 12.03. Termination; Survival of Borrower Obligations Upon Commitment Termination Date.
(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.
(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Article IV, the indemnification and payment provisions of Article X and Sections 11.05 and 12.05 shall be continuing and shall survive the Termination Date.
Section 12.04. Costs, Expenses and Taxes. (a) The Borrower shall reimburse the Administrative Agent for all reasonable out‑of‑pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender and the Administrative Agent for all reasonable out-of-pocket and documented fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i) the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;
(ii) the issuance of Letters of Credit on behalf of the Borrower;
(iii) any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;
(iv) any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;
(v) any attempt to enforce any remedies of a Lender or the Administrative Agent against the Borrower, the Servicer or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;
(vi) any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and
(vii) efforts to (A) monitor the Advances, Letter of Credit Obligations or any of the Borrower Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Borrower, the Member or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;
including all reasonable out-of-pocket and documented attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable out-of-pocket and documented expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower to the applicable Lender or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
(b) In addition, the Borrower shall pay on demand any and all stamp, sales, excise and other taxes (excluding income taxes imposed by the jurisdiction under the laws of which such person is organized), gross receipts or franchise taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Related Document, and the Borrower agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.
Section 12.05. Confidentiality.
(a) Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.
(b) The Borrower, the Administrative Agent and each Lender severally agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Borrower, the Requisite Lenders and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower, the Administrative Agent and/or any Lender, as the case may be, shall consult with the Borrower, the Administrative Agent and any Lenders specifically referenced therein prior to the issuance of such news release or public announcement. The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.
(c) The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Borrower with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower or (8) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof. For the purposes of this Section, “Information” means all information received from the Borrower and Servicer relating to the Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or Servicer; provided that in the case of information received from the Borrower or Servicer after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.06. Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.07.
Section 12.07. Amendments and Waivers.
(a) Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Administrative Agent and by the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders and the L/C Issuers, as applicable, and, to the extent required under clause (b) or clause (c) below, by the Administrative Agent. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.
(b) (i) No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance or Letter of Credit Obligation incurred made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; or (7) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.07. Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it (x) affects the rights or duties of the Administrative Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent or (y) affects the rights or duties of any L/C Issuer under this Agreement or modifies or amends any other provision of this Agreement or any other Related Document relating to Letter of Credit Obligations, the issuance of Letters of Credit or any L/C Issuer unless in writing and signed by (or with the prior written consent of) each L/C Issuer.
(ii) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):
(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) or in clause (ii) below being referred to as a “Non-Consenting Lender”), or
(ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the Aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
(d) Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification obligations under Section 10.01), termination of the Aggregate Commitment and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.
Section 12.08. No Waiver; Remedies. The failure by any Lender or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement or any other Related Document shall not waive, affect or diminish any right of any Lender or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained in this Agreement or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the applicable Lenders and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Neither the Administrative Agent nor any of the Lenders shall be obligated to exhaust its recourse to or any remedy related to the Borrower Collateral prior to its enforcement of its rights and remedies against the Borrower hereunder.

Section 12.09. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT AND EACH RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (INCLUDING 735 ILCS SECTION 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ILLINOIS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDERS OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS

SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 12.10. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm of otherwise verify the validity or authenticity thereof.
Section 12.11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 12.12. Section Titles. The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
Section 12.13. Further Assurances.
(a) The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of itself and the Lenders under this Agreement, (ii) enable the Lenders or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.
(b) Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law (including, for administrative convenience, financing statements with respect to the Borrower describing the collateral covered by any such UCC‑1 financing statement as “all assets of the Borrower whether now owned or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” or language similar thereto). A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.
Section 12.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions
. Notwithstanding anything to the contrary in any Related Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Related Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Related Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 12.15. Acknowledgement Regarding Any Supported QFCs
To the extent that the Related Documents provide support, through a guarantee or otherwise, for swap contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Related Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Illinois and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Related Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Related Documents were governed by the laws of the United States or a state of the United States.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

REXNORD FUNDING LLC, as the Borrower

By: /s/ David Pauli
Name: David Pauli
Title:     Vice President and Controller

[signature pages continue]

MIZUHO Bank, LTD.
as Administrative Agent
By /s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director & Duly Authorized Signatory

MIZUHO BANK, LTD.
as a Lender

By /s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director & Duly Authorized Signatory

COMMITMENT SCHEDULE

Lender	Commitment	Allocation
Mizuho Bank, Ltd.	$100,000,000.00	100%
TOTAL	$100,000,000.00	100%

EXHIBIT 2.01(A)(ii)
FORM OF REVOLVING NOTE
$______________ [_________], 20__
FOR VALUE RECEIVED, the undersigned, REXNORD FUNDING LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to the order of [________________] (the “Lender”), at the offices of MIZUHO BANK, LTD. as agent for the Lender (the “Administrative Agent”), at its address at [_], or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of ______________ DOLLARS AND ____ CENTS ($_____________) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement.
This Revolving Note is one of the Revolving Notes issued pursuant to that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 by and among the Borrower, the Lender (and any other “Lender” party thereto), and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Revolving Credit Advances evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Revolving Note in respect of the Revolving Credit Advances actually made by the Lender to the Borrower.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.
If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.
Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Except as provided in the Funding Agreement, this Revolving Note may not be assigned by the Lender to any Person.
THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF.

REXNORD FUNDING LLC
By:
Name:
Title:

EXHIBIT 2.02(a)
FORM OF COMMITMENT REDUCTION NOTICE
[Insert Date]
Mizuho Bank, Ltd.,
as Administrative Agent
[ ]
Attention:
Re: Receivables Funding and Administration Agreement dated as of September 25, 2020
Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(a) of that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 (the “Funding Agreement”), by and among Rexnord Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”) and Mizuho Bank, Ltd. as Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to permanently reduce the Aggregate Commitment to [$_____], effective as of [_____ __], [___].[1] [[This reduction is the [first/second] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement.]] After such reduction, the Aggregate Commitment will not be less than the Outstanding Principal Amount.
Very truly yours,
REXNORD FUNDING LLC
By:
Name:
Title:

[1]
This day shall be a Business Day at least ten Business Day after the date this notice is given.

EXHIBIT 2.02(b)
FORM OF COMMITMENT TERMINATION NOTICE
[Insert Date]
Mizuho Bank, Ltd.,
as Administrative Agent
Attention:
Re: Receivables Funding and Administration Agreement dated as of September 25, 2020
Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(b) of that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 (the “Funding Agreement”), by and among Rexnord Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”) and Mizuho Bank, Ltd., as a Lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Lenders and the Administrative Agent of its election to terminate the Aggregate Commitment effective as of [_____ __], [___].[2] In connection therewith, the Borrower shall reduce Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(g) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours,
REXNORD FUNDING LLC

By:
Name:
Title:

[2]
Which day shall be a Business Day at least 30 days after the date this notice is given.

EXHIBIT 2.03(a)
FORM OF BORROWING REQUEST
Mizuho Bank, Ltd.
as Administrative Agent
[ ]
Attention:
Re: Receivables Funding and Administration Agreement dated as of September 25, 2020
Ladies and Gentlemen:
This notice is given pursuant to Section 2.03(a) of that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 (the “Funding Agreement”), by and among Rexnord Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”) and Mizuho Bank, Ltd. as a lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [_____ __], [____], in the amount of [$_____] which shall be a Revolving Credit Advance consisting of [LIBOR Rate Advances] [3], to be disbursed to the Borrower in accordance with Section 2.04(a) of the Funding Agreement by deposit into the following account:
Bank Name: [_____]
Acct. Number: [_____]
ABA Number: [_____]
Attention: [_____]

The Borrower hereby represents and warrants that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied. Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Borrowing Base Certificate, and the making of such Borrowing.

Very truly yours,
REXNORD FUNDING LLC
By:
Name:
Title:

[3]
Subject to the proviso to the definition of “LIBOR Rate” all Revolving Credit Advances shall be LIBOR Rate Advances.

Exhibit to Borrowing Request
Pro Forma Calculation of Borrowing Base

EXHIBIT 2.03(g)
FORM OF REPAYMENT NOTICE
[Insert Date]
Mizuho Bank, Ltd.,
as Administrative Agent
[ ]
Attention:
Re: Receivables Funding and Administration Agreement dated as of September 25, 2020
Ladies and Gentlemen:
This notice is given pursuant to Section 2.03(g) of that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 (the “Funding Agreement”), by and among Rexnord Funding LLC (the “Borrower”), the financial institutions party thereto as lenders (the “Lenders”), and Mizuho Bank, Ltd., as a lender (in such capacity, the “Lender”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.03(g) of the Funding Agreement, the Borrower hereby notifies the Lenders and the Administrative Agent of its request to repay the principal amount of outstanding Advances in an amount equal to [$_____] on [_____ __], [___] (which is a Business Day), from [Collections/other sources]. In connection therewith, the Borrower will pay to the Administrative Agent all interest accrued on the outstanding principal balance of Advances being repaid through but excluding the date of such repayment.
Very truly yours,
REXNORD FUNDING LLC

By:
Name:
Title:

Exhibit 9.03
FORM OF POWER OF ATTORNEY
This Power of Attorney is executed and delivered by Rexnord Funding LLC, as Borrower, (“Grantor”) under the Funding Agreement (as defined below), to Mizuho Bank, Ltd., as Administrative Agent under the Funding Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”), by and among Grantor, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Funding Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for it, and ask, demand, collect, give acquaintances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Lenders’ Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this ___ day of [_____], 20[__].
Grantor
ATTEST:

By: (SEAL)
Title:
[Notarization in appropriate form for the state of execution is required.]

EXHIBIT 12.02(b)
FORM OF ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Agreement”) is made as of ___________ __, ____ by and between __________________________________ (“Assignor Lender”) and ________________________ (“Assignee Lender”) and acknowledged and consented to by MIZUHO BANK, LTD., as administrative agent (“Administrative Agent”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Funding Agreement as hereinafter defined.
RECITALS:
WHEREAS, Rexnord Funding LLC, a Delaware limited liability company (the “Borrower”), the financial institutions signatory thereto from time to time as lenders (the “Lenders”), and the Administrative Agent have entered into that certain Receivables Funding and Administration Agreement dated as of September 25, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”) pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to and incur Letter of Credit Obligations on behalf of, Borrower;
WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances and Letter of Credit Obligations (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Commitment and other duties with respect to such Advances, Letter of Credit Obligations and Borrower Collateral;
WHEREAS, Assignee Lender desires to become a Lender under the Funding Agreement and to accept such assignment and delegation from Assignor Lender; and
WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Funding Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:
1. ASSIGNMENT, DELEGATION, AND ACCEPTANCE
1.1 Assignment. Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender’s right, title, and interest in the Advances, Letter of Credit Obligations, Related Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:

Assignee Lender’s Loans	Principal Amount	Pro Rata Share
Revolving Credit Advances	$____________	____%
Letter of Credit Obligations	$____________	____%

1.2 Delegation. Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Related Documents equivalent to [100%/___%] of Assignor Lender’s Commitment (such percentage representing a commitment of $ ___________).
1.3 Acceptance by Assignee Lender. By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Related Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Funding Agreement.
1.4 Effective Date. Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Related Documents as of the date of this Agreement (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).
2. INITIAL PAYMENT AND DELIVERY OF NOTES
2.1 Payment of the Assigned Amount. Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Advances and Letter of Credit Obligations as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the “Assigned Amount”).
2.2 Payment of Assignment Fee. [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 12.02(b) of the Funding Agreement.
2.3 Execution and Delivery of Revolving Notes. Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes previously delivered to Assignor Lender for redelivery to Borrower and the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Advances and Letter of Credit Obligations after giving effect to the assignment described in Section 1. Each new Revolving Note will be issued in the aggregate maximum principal amount of the Commitment of [the Assignee Lender] [and the Assignor Lender].
3. REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1 Assignee Lender’s Representations, Warranties and Covenants. Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:
(a) This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;
(b) The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Related Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;

(c) Assignee Lender is familiar with transactions of the kind and scope reflected in the Related Documents and in this Agreement;
(d) Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower and its Affiliates, has conducted its own evaluation of the Advances, Letter of Credit Obligations, the Related Documents and the Borrower’s and its Affiliates’ creditworthiness, has made its decision to become a Lender to Borrower under the Funding Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;
(e) Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Funding Agreement, be and remain within its control;
(f) No future assignment or participation granted by Assignee Lender pursuant to Section 12.02 of the Funding Agreement will require Assignor Lender, the Administrative Agent, or Borrower to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state;
(g) Assignee Lender will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, the Borrower or any of its Affiliates without the prior written consent of the Administrative Agent; and
3.2 Assignor Lender’s Representations, Warranties and Covenants. Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:
(a) Assignor Lender is the legal and beneficial owner of the Assigned Amount;
(b) This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;
(c) The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental Authority;
(d) Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;
(e) Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and
(f) This Agreement complies, in all material respects, with the terms of the Related Documents.
4. LIMITATIONS OF LIABILITY

Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Related Documents or any other document or instrument furnished pursuant thereto or the Advances, Letter of Credit Obligations or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower or any of its Affiliates or other obligor or the performance or observance by Borrower or any of its Affiliates of its obligations under any of the Related Documents. Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower or any of its Affiliates. Nothing in this Agreement or in the Related Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.
5. FAILURE TO ENFORCE
No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Related Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
6. NOTICES
Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.
7. AMENDMENTS AND WAIVERS
No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.
8. SEVERABILITY
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.
9. SECTION TITLES

Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.
10. SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11. APPLICABLE LAW
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF.
12. COUNTERPARTS
This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm of otherwise verify the validity or authenticity thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

Assignee Lender	Assignor Lender
________________________________	________________________________
By:_____________________________	By:_____________________________
Name: _________________________	Name: _________________________
Title: _________________________	Title: _________________________

Notice Address	Notice Address

Account Information	Account Information

Acknowledged and Consented to:
MIZUHO BANK, LTD.,
as Administrative Agent

By:___________________________________
Name:
Title:

SCHEDULE 2.1 to Assignment Agreement
Assignor Lender’s Loans
Principal Amount
Revolving Credit Advances $_____________
Accrued Interest $_____________
Revolving Credit Advances $_____________
Letter of Credit $_____________
Obligations
Commitment Fee $_____________
Letter of Credit Fee $_____________
Other + or - $_____________
Total $

All determined as of the Effective Date

EXHIBIT A
CREDIT AND COLLECTION POLICY

EXHIBIT B‑1
APPLICATION FOR STANDBY LETTER OF CREDIT OR DIRECT PAY LETTER OF CREDIT
TO: Mizuho Bank, Ltd. Date:
The undersigned Applicant hereby requests Mizuho Bank, Ltd. (“Mizuho”) to issue and transmit by:
 Teletransmission  Mail  Overnight Courier  Other, Explain _____________
the [Standby][Direct-Pay] Letter of Credit (the “Credit”) substantially as set forth below. In issuing the Credit, Mizuho is expressly authorized to make such changes from the terms herein below set forth as Mizuho, in its sole discretion, may deem advisable.

Applicant (Full Name and Address)	Advising Bank:
Beneficiary (Full Name and Address)	Amount in Figures:
Amount in Words:

Expiration Date:

* Special Instructions
Is EVERGREEN language required?  Yes  No
If yes, what is the number of days notification required for customary non-renewal notice?
 Thirty days  Sixty days  Ninety days  Other
Purpose of the “Credit”:
Charges: Mizuho’s charges are for applicant’s account, all other charges are to be paid by beneficiary
Credit to be issued in the form of attached specimen. [Insert any special conditions/provisions]

Complete only when the Beneficiary is to issue its undertaking based on this Credit.
Request Beneficiary to issue and deliver their (specify the type of undertaking) _____________________________ in favor of ___________________________for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference) ______________________________ ____________________________________ to expire on ____________________. (This date must be at least 15 days prior to the expiry date indicated above). It is understood that if the Credit is issued in favor of any bank or other financial or commercial entity which has issued or is to issue an undertaking on behalf of Applicant of the Credit in connection with the Credit, Applicant hereby agrees to remain liable under this Application in respect of the Credit (even after its expiry date) until Mizuho is released by such bank or entity.

Rexnord Funding LLC (the “Borrower”) hereby affirms that it has fully read and agrees to this Application For [Standby][Direct-Pay] Letter of Credit. In consideration of Mizuho’s issuance of the Credit, “Borrower” agrees to be bound by the Receivables Funding and Administration Agreement dated as of September 25, 2020, among the Applicant, the Lenders from time to time party thereto and Mizuho, as Administrative Agent, the terms of which are incorporated by reference, and the Credit shall be a “Letter of Credit” thereunder. All actions to be taken by Mizuho hereunder or in connection with any Credit may be taken by any bank designated by Mizuho as Mizuho’s agent.
The Credit issued pursuant to this Application for Standby Letter of Credit will be subject to either (i) the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 600) (“UCP600”) or (ii) the January 1, 1998 International Standby Practices (“ISP98”).

(Print or type name of Borrower)	(Print or type named Applicant in the Credit)

(Address)	(Address)

Authorized Signature (Title)

Authorized Signature (Title)

Customer Contact:
City:
Telephone:

(Print name and title)

EXHIBIT B‑2
APPLICATION FOR DOCUMENTARY LETTER OF CREDIT
Dear Sir/Madam:
The undersigned hereby requests Mizuho Bank, Ltd. (the “Issuer”), to open (as the undersigned’s agent) the irrevocable Letter of Credit as per attached specimen..

Applicant: (Full Name, Address and Tele #)	Beneficiary: (Full Name and Address
Up to an aggregate amount of:
Available by drafts at ____________ drawn at the issuer’s option, on the Issuer or it’s correspondent for ___________% of invoice value Presented no later than____________________________
(Letter of Credit Expiration date)

Evidencing shipment of _______________________________________________________________
(PLEASE MENTION COMMODITY ONLY, OMITTING DETAILS ON PRICE, GRADE, QUALITY, ETC.)

DOCUMENTS REQUIRED (indicate # originals and copies)

Commercial Invoice:	US Special Customs Form #5515:
Insurance Policy/Certificate/Address (Insurance to be effected by the undersigned if “Insurance Policy/Certificate” is not completed)	Packing List:
Certificate Of Origin:
Other Documents (use a separate page (“3”) if needed noting here “see attached”):

SHIPPING DOCUMENTS/TERMS:
Air Way Bill consigned to _________________________________________________________________________

Full set clean on board ocean Bills of Lading issued or endorsed to the order of _____________________________
Marked Freight ______ Collect ______ Prepaid Latest Shipping Date ____________________________________

Notify Party: ______________________________________________________________________________________

Shipment From ____________________________________________ To ______________________________________________________

Partial shipments ____ are _____ not permitted. Transhipments ______ are ______ not permitted.

Indicate shipping terms: (FOB, C&F, CIF) _____________Container shipments _____ are ______ not permitted

Other Documents:

I
-Unless otherwise stated, all banking charges outside USA are for account of the Beneficiary
-The negotiating bank, if any, is to be authorized to forward all documents in one registered airmail.
- In consideration of Mizuho’s issuance of the Credit, “Borrower” agrees to be bound by the Receivables Funding and Administration Agreement dated as of September 25, 2020, among the Borrower, the lenders from time to time party thereto and Mizuho Bank, Ltd., as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”), the terms of which are incorporated by reference.

Name of Borrower:	Borrower Authorized Signature and Title: Date:
Mizuho Unit and Region:	Mizuho Official Signature and Title: Date:

ANNEX 5.02(a)
REPORTING REQUIREMENTS OF THE BORROWER
The Borrower shall furnish, or cause to be furnished, to each Lender and the Administrative Agent:
(a) Reporting. As soon as available, and in any event no later than 11:00 a.m. (New York time) on the fifteenth (15th) calendar day following each Fiscal Month End, a monthly report (a “Monthly Report”) in the form attached hereto, prepared by the Borrower as of the most recent Fiscal Month End.
(b) Annual Audited Financials. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for each of the Member and its Subsidiaries, certified in each case without qualification in a manner satisfactory to the Administrative Agent by nationally recognized independent public accountants acceptable to the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Borrower and its Subsidiaries. Such financial information shall be accompanied by the certification of an Authorized Officer of the Borrower that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Member and its Subsidiaries on a consolidated and consolidating basis, in each case as at the end of such year and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Trigger Event in existence as of such time or, if a Trigger Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Trigger Event (it being understood that the delivery by the Borrower of annual reports on Form 10‑K of the Member and its consolidated subsidiaries shall satisfy the requirements of this clause (b) to the extent such annual reports include the information specified herein).
(c) Quarterly Financials. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding each of the Member and its Subsidiaries, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Member and its consolidated subsidiaries shall satisfy the requirements of this clause).
(d) Budgets. Within ninety (90) days after the beginning of each fiscal year, a reasonably detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Member and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of an Authorized Officer of the Borrower to the effect that the Budget is based on assumptions believed to be reasonable as of the date thereof.
(e) Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof,

telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:
(i) any Trigger Event;
(ii) any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;
(iii) the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to the Funding Agreement;
(iv) the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $500,000 or more;
(v) the commencement of a case or proceeding by or against the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor seeking a decree or order in respect of the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower, the Parent, the Servicer, the Member any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor;
(vi) the receipt of notice that (A) the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the business of the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor is to be, or may be, suspended or revoked, or (C) the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect; or
(vii) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.
(f) ERISA Notices. Promptly after the filing or receiving thereof, copies of all reports and notices that the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator files under ERISA with the Internal Revenue Services or the PBGC or the U.S. Department of Labor or that the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator or any of its other Subsidiaries receives from any of the foregoing or from any Multiemployer Plan to which the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator is or was, within the preceding five years, a contributing employer, in each case in respect of any accumulated funding deficiency under ERISA, any Reportable Event, or any assessment of withdrawal liability under ERISA or any other event or condition which could, in the aggregate, result in the imposition of liability on the Borrower, the Parent, the Servicer, the Member, any Originator, any other Subsidiary of the Servicer or any Originator in excess of $1,000,000.
(g) Litigation. Promptly upon learning thereof, written notice of any Litigation affecting the Borrower, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or its assets or against the Borrower or any ERISA Affiliate of the Borrower in connection with any Plan, (iv) alleges criminal misconduct by the Borrower or (v) would, if determined adversely, have a Material Adverse Effect.
(h) Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, the Member, any Originator, the Parent, or any of its other Subsidiaries as any Lender or Administrative Agent shall, from time to time, reasonably request.

Form of Monthly Report

ANNEX X
Definitions and Interpretation

SECTION 1. Definitions and Conventions. Capitalized terms used herein shall have the following respective meanings:
“Account” shall mean any of the Concentration Account or the Collection Accounts.
“Account Agreement” shall mean any of the Concentration Account Agreement or the Collection Account Agreements.
“Additional Amounts” shall mean any amounts payable to any Affected Party under Section 2.09.
“Additional Costs” shall have the meaning assigned to it in Section 2.09(b).
“Adjusted Dilution Ratio” shall mean, as of any date of determination, the trailing twelve Fiscal Month average Dilution Ratio in respect of the twelve most recently ended Fiscal Months.
“Administrative Agent” shall have the meaning set forth in the Preamble.
“Advance” shall mean any Revolving Credit Advance.
“Advance Date” shall mean each day on which any Advance is made.
“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created hereunder or under the Sale Agreement.
“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Lender under Section 12.02(c) and their respective successors, transferees and permitted assigns.
“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Commitment” shall mean as to all Lenders, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be One Hundred Million Dollars ($100,000,000) on the Effective Date, as such amount may be increased or decreased from time to time in accordance with this Agreement.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.
“Application for Documentary Letter of Credit” shall mean an application for a documentary letter of credit in substantially the form attached hereto as Exhibit B‑2.
“Application for Standby Letter of Credit or Direct-Pay Letter of Credit” shall mean an application for a standby letter of credit or a direct-pay letter of credit in substantially the form attached hereto as Exhibit B‑1.
“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02(b).
“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Senior Vice President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, this Agreement and the other Related Documents.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bank” shall mean any of the Collection Account Banks or the Concentration Account Bank.
“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Base Rate” shall mean, for any day, a floating rate equal to the highest rate determined by the Administrative Agent equal to the greater of:
(i) the Prime Rate; and
(ii) the Federal Funds Rate plus 0.50% per annum.
“Base Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Base Rate.
“Benchmark Replacement” means the sum of (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the

Benchmark Replacement as so determined would be less than the zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Related Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Market Index Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Market Index Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Related Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Market Index Rate:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Market Index Rate (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the LIBOR Market Index Rate (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Market Index Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Market Index Rate (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the LIBOR Market Index Rate(or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Market Index Rate (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Market Index Rate (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for the LIBOR Market Index Rate or such component), a resolution authority with jurisdiction over the administrator for the LIBOR Market Index Rate (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Market Index Rate (or such component), which states that the administrator of the LIBOR Market Index Rate (or such component) has ceased or will cease to provide the LIBOR Market Index Rate (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any the LIBOR Market Index Rate (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Market Index Rate (or the published component used in the calculation thereof) announcing that the LIBOR Market Index Rate (or such component thereof) is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Requisite Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Market Index Rate and solely to the extent that the LIBOR Market Index Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Market Index Rate for all purposes hereunder in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.15.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.
“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.
“BK Obligor” shall mean an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and such Obligor has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility that management of the applicable Originator reasonably believes will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with their terms.
“Borrower” shall have the meaning assigned to it in the Preamble.
“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c).
“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b).
“Borrower Collateral” shall have the meaning assigned to it in Section 7.01.
“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Secured Party under this Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, Commitment Fees, amounts payable in respect of Borrowing Base Deficiency, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Secured Party or any assignee of any Secured Party as a preference, fraudulent transfer or otherwise.
“Borrowing” shall mean the Revolving Credit Advances of the Lenders made pursuant to this Agreement.
“Borrowing Base” shall mean, as of any date of determination, an amount equal to the lesser of (i) the Aggregate Commitment, and (ii) an amount equal to the positive difference, if any, of (a) the Net Receivables Balance minus (b) the Required Reserve and such other reserves as the Administrative Agent may determine from time to time upon reasonable prior written notice to the Borrower thereof; in each case as disclosed in the most recently submitted Borrowing Request or Monthly Report or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to this Agreement (absent manifest error).
“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b).

“Borrowing Base Deficiency” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Request or Monthly Report or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to this Agreement (absent manifest error).
“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a).
“Breakage Costs” shall have the meaning assigned to it in Section 2.12.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any remittances to be made by any Collection Account Bank or the Concentration Account Bank to any related Account, in the jurisdiction(s) in which the Accounts maintained by such Banks are located. If the term “Business Day” is utilized in connection with the Eurodollar rate or the LIBOR Market Index Rate, such term means any day on which dealings are carried out in the London interbank market.
“Buyer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.
“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Cash Collateral Account” shall have the meaning assigned to it in Section 2.11(c)(i).
“Cash Equivalents” shall have the meaning assigned to it in Section 2.11(c)(i).
A “Change in Control” shall be deemed to occur if:
(a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Member owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Member having more than the greater of (A) 35% of the ordinary voting power for the election of directors of the Member and (B) the percentage of the ordinary voting power for the election of directors of the Member owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the board of directors of the Member; or
(b) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the board of directors of the Member shall be occupied by individuals who were neither (1) nominated by the board of directors of the Borrower or a Permitted Holder, (2) appointed by directors so nominated nor (3) appointed by a Permitted Holder; or
(c) a “Change of Control” (as defined in any indenture or credit agreement in respect of any Junior Financing (as defined in the Credit Agreement as in effect as of the Effective Date) constituting Material Indebtedness (as defined in the Credit Agreement as in effect as of the Effective Date)) shall have occurred; or
(d) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Member (other than in connection with a Qualified IPO); or
(e) Holdings shall cease to directly or indirectly own and control all of the economic and voting rights associated with all of the outstanding Equity Interests of any Originator or the Borrower; or
(f) the Member shall cease to own directly or indirectly and control all of the economic and voting rights associated with the outstanding Equity Interests of the Borrower; or
(g) any Transaction Party has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets (other than such a sale of assets from one Originator to another Originator).
“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.
“Collection Account” shall mean any deposit account established by or assigned to the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a); however, in no event shall account number 2060143 be deemed a Collection Account hereunder.
“Collection Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and a Collection Account Bank with respect to a Lockbox and Collection Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Collection Account are held by such Collection Account Bank as custodian for the Administrative Agent, (b) such Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and (c) such Collection Account Bank agrees to forward all Collections received in such Collection Account to the Concentration Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.
“Collection Account Bank” shall mean any bank or other financial institution at which one or more Collection Accounts are maintained.
“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and any amounts required to be paid by an Originator pursuant to Section 2.04 of the Sale Agreement.

“Commitment” shall mean as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances and to incur Letter of Credit Obligations as set forth in the Commitment Schedule attached hereto or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.
“Commitment Fee” shall have the meaning assigned to it in the Fee Letter.
“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a).
“Commitment Termination Date” shall mean the earliest of:
(i) the Final Advance Date;
(ii) the date that is 91 days prior to the maturity date (as may be amended) of any of the Debt of the Parent or any of its Subsidiaries which is in an aggregate principal amount equal to or in excess of $100,000,000;
(iii) the date so designated pursuant to Section 8.01; and
(iv) the date of termination of the Aggregate Commitment specified in a Commitment Termination Notice delivered pursuant to and in accordance with Section 2.02(b).
“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b).
“Concentration Account” shall mean that certain account maintained by the Borrower at the Concentration Account Bank, which account shall be subject to a Concentration Account Agreement; provided, however, in no event shall account number 22985468 be deemed a Concentration Account hereunder.
“Concentration Account Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent, and the Concentration Account Bank with respect to the Concentration Account that provides, among other things, that (a) all items of payment deposited in the Concentration Account are held by the Concentration Account Bank as custodian for the Administrative Agent, (b) the Concentration Account Bank has no rights of setoff or recoupment or any other claim against the Concentration Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Concentration Account and for returned checks or other items of payment and (c) after notice from the Administrative Agent to the Concentration Account Bank, the Concentration Account Bank agrees to forward all Collections received in the Concentration Account within one Business Day of receipt to an account designated by the Administrative Agent in writing, and is otherwise in form and substance acceptable to the Administrative Agent.
“Concentration Account Bank” shall mean the bank or other financial institution at which the Concentration Account is maintained.
“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.
“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning assigned to it in Section 12.15.
“Credit Agreement” shall mean that certain Third Amended and Restated First Lien Credit Agreement, dated as of August 21, 2013, among the Member and Rexnord, as Borrowers, Chase Acquisition I, Inc., the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, and as in effect on the Effective Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the Effective Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by the Administrative Agent and Requisite Lenders or (b) (i) have terms and conditions that are not materially less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the existing Credit Agreement and (ii) with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders.
“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Effective Date and attached as Exhibit A, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.
“Days Sales Outstanding” shall mean, as of any date of determination, the amount (expressed in days) equal to the product of (a) 91 and (b) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the last day of the Settlement Period immediately preceding such date and (ii) the denominator of which is equal to aggregate Billed Amount received with respect to all Transferred Receivables during the three (3) Settlement Periods immediately preceding such date.
“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (l) all “Loans” and other obligations under the Credit Agreement (which shall only be Debt of any Person who borrows or guarantees such Debt), and (m) the Borrower Obligations.
“Default Rate” shall have the meaning assigned to it in Section 2.06(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than one hundred twenty (120) days after its Maturity Date, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.
“Defaulted Receivables Trigger Ratio” shall mean, as of any date, the arithmetic average of the Loss Ratios calculated as of the last day of each of the three (3) Settlement Periods immediately preceding such date.
“Delinquency Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:
(a) the aggregate Outstanding Balance of all Receivables that are more than 60 days past due from the applicable Maturity Date thereof as of the last day of the Settlement Period immediately preceding such date to
(b) the aggregate Outstanding Balance of all Transferred Receivables as of the last day of the Settlement Period immediately preceding such date.
“Delinquent Receivable” means shall mean any Receivable with respect to which any payment, or part thereof, is at least 61 and no more than 120 days past due.
“Delinquency Trigger Ratio” shall mean, as of any date, the arithmetic average of the Delinquency Ratios calculated as of the last day of each of the three (3) Settlement Periods immediately preceding such date.
“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).
“Dilution Horizon Period” shall mean 30 days or such other period reasonable determined by the Administrative Agent based on relevant information received during the course of a field exam or otherwise.
“Dilution Horizon Ratio” shall mean, as of any date of determination, a ratio computed by dividing (a) the aggregate Billed Amount of all Transferred Receivables originated during the Dilution Horizon Period ending on such date by (b) the Net Receivables Balance as of such date.
“Dilution Ratio” shall mean, as of any date of determination, a ratio (expressed as a percentage) of:
(a) the aggregate Dilution Factors of all Transferred Receivables (less the Specifically Reserved Dilution Amount)
to
(b) the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period immediately preceding such date.
“Dilution Reserve Factor” shall mean, as of any date of determination, the sum of (a) the product of (i) 2.5 and (ii) the Adjusted Dilution Ratio, plus (b) the Dilution Volatility Component.
“Dilution Reserve Rate” shall mean, as of any date of determination, the product of (i) the Dilution Horizon Ratio and (ii) the Dilution Reserve Factor as of such date.
“Dilution Spike” shall mean, as of any date of determination, the highest Dilution Trigger Ratio occurring during the twelve most recent Settlement Periods preceding such date.
“Dilution Trigger Ratio” shall mean, as of any date of determination, the arithmetic average of the Dilution Ratios for the three (3) most recently ended Settlement Periods.
“Dilution Volatility Component” shall mean, as of any date of determination, the product of (a) the result obtained by subtracting (i) the Adjusted Dilution Ratio from (ii) the Dilution Spike, multiplied by (b) the result obtained by dividing (i) the Dilution Spike by (ii) the Adjusted Dilution Ratio.
“Discount Factor” means: (i) for all Settlement Periods except November and December, 20%, (ii) for November, 75%, and (iii) December, 100%; provided, however, that from and after the occurrence and during the continuation of a Downgrade Event, Discount Factor means 100% for all Settlement Periods.
“Dollars” or “$” shall mean lawful currency of the United States of America.
“Downgrade Event” shall mean the withdrawal or downgrade of the credit rating in respect of long-term public senior unsecured non-credit-enhanced debt of the Member below BB- by S&P and Ba3 by Moody’s. For purposes of this defined term, Member shall mean the Member and its Affiliates including the Parent, same as the “Member” definition for Annex 5.02(a) for reporting purposes.
“Dynamic Reserve Rate” means, as of any date of determination, the sum of (a) the Loss Reserve Rate and (b) the Dilution Reserve Rate.

“Early Opt-in Election” means the occurrence of:
(1) (i) a determination by the Administrative Agent or (ii) a notification by the Requisite Lender to the Administrative Agent (with a copy to the Borrower) that the Requisite Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time or that include language similar to that contained in Section 2.15 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Market Index Rate or (iii) a notification by the Borrower to the Administrative Agent that U.S. dollar-denominated syndicated credit facilities being executed at such time or that include language similar to that contained in Section 2.15 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Market Index Rate, and
(2) (i) the election by the Administrative Agent, (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Requisite Lenders of written notice of such election to the Administrative Agent or (iii) in the case of clause 1(iii) above, the agreement by the Administrative Agent or the Requisite Lenders to amend this Agreement as a result of Borrower's election.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.
“Eligible Foreign Country” shall mean any country, other than the United States of America, that is not a Sanctioned Country.
“Eligible Foreign Country Concentration Percentage” shall mean, with respect to any Eligible Foreign Country:
(i) if the sovereign credit rating of such Eligible Foreign Country is both (x) AAA or higher by S&P and (y) Aaa or higher by Moody’s, 10.00%;
(ii) if the sovereign credit rating of such Eligible Foreign Country is both (x) AA or higher by S&P and (y) Aa2 or higher by Moody’s, 5.00%;
(iii) if the sovereign credit rating of such Eligible Foreign Country is both (x) A or higher by S&P and (y) A2 or higher by Moody’s, 5.00%

(iv) if the sovereign credit rating of such Eligible Foreign Country is both (x) BBB- or higher by S&P and (y) Baa3 or higher by Moody’s, 3.00%;
(v) if the sovereign credit rating of such Eligible Foreign Country is both (x) B- or higher by S&P and (y) B3 or higher by Moody’s, 2.00%; or
(vi) if the sovereign credit rating of such Eligible Foreign Country is both (x) below B by S&P and (y) below B3 by Moody’s, 0.00%.
“Eligible Government Receivable” shall mean any Eligible Receivable as to which the Obligor is a Governmental Authority.
“Eligible Government Receivable Concentration Percentage” shall mean 5.00%
“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:
(a) that is not a Delinquent Receivable;
(b) that is not a Defaulted Receivable;
(c) that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Delinquent Receivables or Defaulted Receivables;
(d) as to which the Maturity Date specified in the Contract therefor is not more than 120 days after the Billing Date thereof;
(e) as to which the related Originator is not holding any deposits, retainers or other advance payments received from or on behalf of the related Obligor (with only that portion of any such Receivable equal to the amount of any such deposits, retainers or other advance payments held by the applicable Originator being an Ineligible Receivable);
(f) that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (f)), whether arising out of transactions concerning the Contract therefor or otherwise;
(g) that is not a Executable Plant Rebate Reserve or an Ineligible Non-Executable Plant Rebate Reserve;]
(h) that is not the liability of an Obligor that has any claim against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);
(i) that is not a liability of an Obligor that is a Sanctioned Person;

(j) as to which there are no unapplied payments that have been excluded from the applicable Originator’s or the Borrower’s accounts receivable aging reports but that remain unapplied as of the end of the month in which such payments were received;
(k) that is not an Unapproved Receivable;
(l) that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper;
(m) that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;
(n) as to which the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;
(o) that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;
(p) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;
(q) that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);
(r) that does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation;
(s) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(t) (i) that is an “account” or a “payment intangible” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators and the Borrower are “located” (within the meaning of Article 9 of the UCC) and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);
(u) that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI hereof;
(v) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;
(w) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;
(x) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;
(y) as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Lenders);
(z) to the extent such Transferred Receivable represents sales tax, such portion of such Receivable shall not be an Eligible Receivable;
(aa) that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;
(bb) with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise; and
(cc) that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment may from time to time specify to the Borrower or the Originator thereof upon not less than one Business Day’s prior written notice.
“Extended Payment Term Receivable” means an Eligible Receivable as to which the Maturity Date therefor is more than 90 days and less than or equal to 120 days from the related Billing Date.
“Extended Payment Term Receivable Concentration Percentage” means 5.00%.
“Extension Fee” shall have the meaning assigned to it in the Fee Letter.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.
“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events: (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.
“ESOP” shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.
“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.
“Excess Concentration Amount” shall mean the sum, without duplication, of:
(a) the amount by which the Outstanding Balance of the Eligible Receivables owing by any Obligor exceeds the product of (i) the Obligor Concentration Percentage for such Obligor multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.
(b) the amount by which the Outstanding Balance of the Eligible Receivables owing by any Eligible Foreign Country exceeds the product of (i) the Eligible Foreign Country Concentration Percentage for such Eligible Foreign Country multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables on such date;

(c) the amount by which the aggregate Outstanding Balance of all Foreign Receivables exceeds the product of (i) the Foreign Receivables Concentration Percentage multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables on such date;
(d) the amount by which the aggregate Outstanding Balance of all Eligible Government Receivables exceeds the product of (i) the Eligible Government Receivables Concentration Percentage multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables on such date; and
(e) the amount by which the aggregate Outstanding Balance of all Extended Payment Term Receivables exceeds the product of (i) the Extended Payment Term Receivable Concentration Percentage multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables on such date.
“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent, the Member or the Borrower, or (b) that is designated as an Excluded Obligor upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower and the Servicer.
“Executable Plant Rebate Reserve” shall mean, for any date of determination, the portion of the Plant Rebate Reserve that the Member or any Affiliate thereof is contractually obligated to pay to customers as of such date.
“FATCA” shall mean Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Fee Letter” shall mean that certain fee letter agreement dated the Effective Date between the Borrower and the Administrative Agent.
“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to this Agreement or any other Related Document, including, without limitation, the Commitment Fee, the Extension Fee, the Initial Closing Fee, the Letter of Credit Fee and the Program Fee.
“Final Advance Date” shall mean September 24, 2021, as such date may be extended pursuant to Section 2.16.
“Fiscal Month” means a period commencing on the first day of a fiscal month of the Servicer and ending on the last day of such fiscal month of the Servicer.
“Fiscal Month End” means the last day of any Fiscal Month.

“Foreign Receivable” shall mean any Receivable owing by an Obligor that is located in (or is a resident of) an Eligible Foreign Country.
“Foreign Receivables Concentration Percentage” shall mean 10%.
“Funding Agreement” shall mean this Receivables Funding and Administration Agreement dated as of the Effective Date, by and among the Borrower, the Lenders and the Administrative Agent (as may be amended, restated, supplemented or otherwise modified from time to time).
“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, as of the end of the immediately preceding day.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.
“General Concentration Percentage” shall mean at any time of determination with respect to any Obligor, (a) if ratings are available for the short-term debt of such Obligor, an amount equal to:
(i) if the short-term debt rating of such Obligor is rated both (x) A-l+ by S&P and (y) P-l by Moody’s, 20.0%;
(ii) if the short-term debt rating of such Obligor is rated both (x) A-l by S&P and (y) P-l by Moody’s, 15.0%
(iii) if the short-term debt rating of such Obligor is rated both (x) A-2 by S&P and (y) P-2 by Moody’s, 7.5%
(iv) if the short-term debt rating of such Obligor is rated both (x) A-3 by S&P and (y) P-3 by Moody’s, 5.0%; or
(v) if the short-term debt rating of such Obligor is rated both (x) below A-3 by S&P and (y) below P-3 by Moody’s, 3.0%; or
(b) if ratings are not available for the short-term debt of such Obligor, an amount equal to:
(i) if the long-term debt rating of such Obligor is rated both (x) AA- or better by S&P and (y) Aa3 or better by Moody’s, 20.0%;
(ii) if the long-term debt rating of such Obligor is rated both (x) A- by S&P and (y) A3 by Moody’s, 15.0%
(iii) if the long-term debt rating of such Obligor is rated both (x) BBB by S&P and (y) Baa2 by Moody’s, 7.5%
(iv) if the long-term debt rating of such Obligor is rated both (x) BBB- by S&P and (y) Baa3 by Moody’s, 5.0%; or
(v) if the long-term debt rating of such Obligor is rated both (x) below BBB- by S&P and (y) below Baa3 by Moody’s, 3.0%; or

(c) if ratings are not available for either the short-term debt or the long-term debt of such Obligor, 3.0%;
provided, that if the available S&P and Moody’s ratings that apply to the short-term debt or the long-term debt, as applicable, of such Obligor correspond to two different percentages as set forth above, then the General Concentration Percentage shall be the lesser of the two percentages.
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Holdings” shall mean Chase Acquisition I, Inc., a Delaware corporation.
“Immaterial Subsidiary” shall mean, as of any date of determination, any Subsidiary (i) which, as of the end of the then most recently ended fiscal quarter of the Parent for the period of four consecutive fiscal quarters then ended, contributes less than three percent (3.0%) of “Consolidated Net Income” (as defined in the Credit Agreement as of the date hereof) for such period, or (ii) the consolidated total assets reflected on the balance sheet of such Subsidiary as of the end of such fiscal quarter were less than three percent (3.0%) of the Parent’s “Consolidated Total Assets” (as defined in the Credit Agreement as of the date hereof) as of such date.
“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).
“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a).
“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(h).
“Independent Director” shall mean a member of the Board of Directors of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons: Member, Servicer, Originator, Parent or any of their respective Subsidiaries or Affiliates (collectively with the Borrower, the “Independent Parties”), (B) a supplier to any of the Independent Parties or a director, officer, employee, partner, shareholder, member, manager or affiliate of a supplier, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
“Ineligible Non-Executable Plant Rebate Reserve” shall mean, for any date of determination, an amount equal to the sum of (i) product of (a) the lesser of (x) Non-Executable Plant Rebate Reserve and (y) $8,000,000, multiplied by (b) the Discount Factor and (ii) the positive difference, if any, of (a) Non-Executable Plant Rebate Reserve minus (b) $8,000,000.
“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.
“Initial Closing Fee” shall have the meaning assigned to it in the Fee Letter.
“Interest Period” means (i) with respect to the initial Interest Period, the period from and including the Effective Date through and including the last day of the calendar month in which the Effective Date occurs, (ii) with respect to the final Interest Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Interest Periods, each calendar month.
“Interest Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Base Rate plus the Program Fee Rate and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the highest Days Sales Outstanding computed during the twelve Fiscal Months ending on such date, and the denominator of which is 360.
“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. §§ 80a et seq., and any regulations promulgated thereunder.
“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.
“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.
“IRS” shall mean the Internal Revenue Service.
“Lender” shall have the meaning assigned to it in the Preamble.
“Lender-Related Distress Event” means, with respect to any Lender, that the following has occurred with respect to such Lender or with respect to any Person that directly or indirectly controls such Lender (each a “Distressed Person”): (i) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation; (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets; (iii) such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) from the U.S. government or other Governmental Authority; or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.
“L/C Applicant” means any entity on behalf of which the Borrower may request a Letter of Credit, which may include the Borrower, an Originator or a Subsidiary of any Originator.
“L/C Issuer” shall mean (i) Mizuho or a Subsidiary thereof or (ii) any Lender.
“L/C Note” shall have the meaning assigned to it in Section 2.01(c)(iii) of the Sale Agreement.
“L/C Sublimit” shall mean $25,000,000, as the same may be reduced or increased from time to time pursuant to this Agreement.
“Letter of Credit Fee” shall have the meaning assigned to it in the Fee Letter.
“Letter of Credit Obligations” shall mean, as of any date of determination, an amount equal to the sum of (i) the maximum aggregate amount available for drawing as of such date under all outstanding Letters of Credit, plus (ii) the aggregate amount of all draws as of such date under all outstanding Letters of Credit which have not been reimbursed either by the Borrower or through the making of Revolving Credit Advances pursuant to Section 2.11(c).
“Letters of Credit” shall mean documentary, direct-pay or standby letters of credit issued for the account of the Borrower by any L/C Issuer, and bankers’ acceptances issued by the Borrower, for which the Administrative Agent and the Lenders have incurred Letter of Credit Obligations.
“LIBOR Market Index Rate” means, for any day, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR0 1 Page or any other page that may replace such page from time to time for the purpose of displaying offered rate of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes; provided, however, that if such one-month Eurodollar rate for U.S. dollar deposits is a negative number, the “LIBOR Market Index Rate” shall be deemed to be 0%. If such interest rates shall cease to be available from Reuters Screen LIBOR0 1 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, the LIBOR Market Index Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower. If (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Lender to agree to make or to make or to continue to fund or maintain any Advances at the LIBOR Market Index Rate or (ii) a LIBOR Rate Disruption Event shall have occurred, the LIBOR Market Index Rate shall in all such cases be equal to the Base Rate.

“LIBOR Rate” shall mean, for any day, a per annum rate of interest determined by the Administrative Agent equal to the LIBOR Market Index Rate.
“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate.
“LIBOR Rate Disruption Event” shall mean, for any Lender, notification by such Lender to the Borrower and the Administrative Agent of any of the following: (i) determination by such Lender that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its Advances, (ii) the inability of such Lender, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its Advances or (iii) a determination by such Lender that the maintenance of its Advances will not adequately and fairly reflect the cost to such Lender of funding such investment at such rate.
“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or overtly threatened in writing against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.
“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii).
“Loss Horizon” shall mean, as of any date of determination, the aggregate Billed Amount of all Transferred Receivables originated during the Loss Horizon Period immediately preceding such date.
“Loss Horizon Period” means a number of months equal to (a) the Weighted Average Payment Term plus (b) two months.
“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage) obtained by dividing (a) the Loss Horizon by (b) the Net Receivable Balance as of such date.
“Loss Proxy” means, as of any date of determination, an amount equal to the sum of (a) the aggregate Outstanding Balance of all Transferred Receivables with respect to which any payment, or part thereof, is between 121 and 150 days past due, plus (b) the aggregate Outstanding Balance of all Transferred Receivables that have written off in accordance with the Credit and Collection Policies during the Settlement Period immediately preceding such date.
“Loss Ratio” means, as of any date of determination, a fraction (expressed as a percentage) obtained by dividing (a) the Loss Proxy by (b) the aggregate Billed Amount of all Transferred Receivables originated during the Fiscal Month that occurred seven (7) Fiscal Months prior to such date.
“Loss Reserve Rate” means the product of (a) 2.5, (b) the Loss Horizon Ratio and (c) the highest three (3) month average Loss Ratio computed during the completed twelve (12) Fiscal Months preceding such date.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Member, Rexnord and Holdings, as the case may be, on the Effective Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Member, Rexnord or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Member, Rexnord or Holdings, as the case may be, then still in office who were either directors on the Effective Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Member, Rexnord or Holdings, as the case may be, hired at a time when the directors on the Effective Date together with the directors so approved constituted a majority of the directors of the Member, Rexnord or Holdings, as the case may be.
“Margin Stock” has the meaning assigned to it in Section 4.01(m).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent, the Member or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.
“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, the date that is 30 calendar days from the Billing Date.
“Member” shall have the meaning assigned to it in the Recitals; provided, that, solely for purposes of Annex 5.02(a) and any other provision of any Related Document providing for any notice or reporting requirements, “Member” shall mean RBS Global, Inc. or any Affiliate thereof that has publicly traded securities that has been designated by RBS Global, Inc. as the “Member” for such purposes.
“Mizuho” means Mizuho Bank, Ltd.
“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a).
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
“Net Receivables Balance” shall mean, as of any date of determination, the amount equal to:
(a) the Outstanding Balance of Eligible Receivables,
minus

(b) the Excess Concentration Amount;
in each case as disclosed in the most recently submitted Monthly Report or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties hereto (absent manifest error).
“Net Worth” shall mean as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Outstanding Principal Amount at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).
“Non-Consenting Lender” shall have the meaning assigned to it in Section 12.07(c).
“Non-Executable Plant Rebate Reserve” shall mean, for any date of determination, the portion of the Plant Rebate Reserve that neither the Member nor any Affiliate thereof is contractually obligated to pay to customers as of such date.
“Non-Funding Lender” means any Lender: (a) that has failed for three or more Business Days to fund any payments required to be made by it under this Agreement, (b) that has given verbal or written notice to the Borrower or the Administrative Agent or has otherwise publicly announced that such Lender believes it will fail to fund all Advances and other payments required to be funded by it under this Agreement as of any Settlement Date; (c) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; (d) that has defaulted in fulfilling its obligations (as a purchaser, lender, agent or letter of credit issuer) under one or more other syndicated receivables purchaser, loan or credit facilities or (e) with respect to which one or more Lender-Related Distress Events has occurred.
“Non-Funding Lender Account” shall have the meaning assigned to it in Section 2.13(a).
“Notice of Exclusive Control” means a “notice of exclusive control” (or the equivalent thereof) that can be delivered by the Administrative Agent to the Concentration Account Bank or a Collection Account Bank pursuant to an Account Agreement.
“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.
“Obligor Concentration Percentage” shall mean, with respect to an Obligor or a group of Obligors as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor or group of Obligors at such date of determination.
“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.
“Originator” shall mean any Person that is from time to time party to the Sale Agreement as an “Originator”.
“Originator Support Agreement” shall mean the Originator Support Agreement, dated as of the Effective Date, made by the Member in favor of the Borrower.

“Other Lender” shall have the meaning assigned to it in Section 2.03(e).
“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.
“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders hereunder on or before such date, plus (b) the aggregate Letter of Credit Obligations on or before such date, minus (c) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to this Agreement on or before such date and not required to be returned as preference payments or otherwise; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to this Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to this Agreement on or before such date and not required to be returned as preference payments or otherwise.
“Parent” shall mean Rexnord Holdings, Inc., a Delaware corporation.
“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.
“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g); (i) Liens existing on the Effective Date and listed on Schedule 5.03(b); and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Secured Parties or the Administrative Agent under this Agreement and the Related Documents.
“Permitted Investments” shall mean any of the following:
(a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;
(b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A‑1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;
(c) federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A‑1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;
(d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A‑1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and
(e) securities of money market funds rated at least A‑1 or the equivalent by S&P and P-1 or the equivalent by Moody’s.
“Permitted Holder” shall mean the Management Group.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.
“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.
“Plant Rebate Reserve” shall mean the accrual balance of the rebates that are or may become due to a customer pursuant to the terms of its contract with an Obligor.
“Potential Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.
“Potential Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.
“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of this Agreement, as applicable.
“Prime Rate” means, as of any date, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02; provided, however, if all of the Commitments are terminated pursuant to the terms, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such Lender’s share of the obligations in respect of Letter of Credit Obligations under Section 2.11, by (y) the aggregate Outstanding Principal Amount.
“Program Fee” shall have the meaning assigned to it in the Fee Letter.
“Program Fee Rate” shall have the meaning assigned to it in the Fee Letter.
“Proposed Change” shall have the meaning assigned to it in Section 12.07(c).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Support” shall have the meaning assigned to it in Section 12.15.
“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of Holdings (or any direct or indirect parent of Holdings) which generates cash proceeds to the Member and Rexnord of at least $75.0 million.
“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
“Ratios” shall mean, collectively, the Adjusted Dilution Ratio, the Defaulted Receivables Trigger Ratio, the Delinquency Ratio, the Delinquency Trigger Ratio, the Dilution Horizon Ratio, the Dilution Ratio, the Dilution Trigger Ratio, the Loss Horizon Ratio, the Loss Ratio and the Days Sales Outstanding. For purposes of calculating the Dilution Reserve Rate, Dilution Volatility Component, Interest Reserve Rate, Loss Reserve Rate, Required Reserve, Reserve Floor, the Sale Price, or whether any Trigger Event has occurred, each Ratio applicable at any time shall be as calculated in the most recently submitted Monthly Report, or as otherwise reasonably determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to this Agreement (absent manifest error).
“Receivable” shall mean, with respect to any Obligor:
(a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;
(b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c) all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;
(d) all right, title and interest of any Originator or the Borrower in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable;
(e) all Collections with respect to any of the foregoing;
(f) all Records with respect to any of the foregoing; and
(g) all proceeds with respect to any of the foregoing.
Notwithstanding the foregoing, no indebtedness or other obligations arising in connection with the sale of goods or the rendering of services by Rexnord Industries, LLC to Evoqua Water Technologies LLC shall be a “Receivable” hereunder
“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.
“Regulatory Change” shall mean any change in, or change in the administration or interpretation of, after the Effective Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party; provided, that, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations, rules, guidelines or directives issued or promulgated thereunder or in connection therewith shall each constitute a “Regulatory Change” occurring after the Effective Date.
“Reimbursement Date” shall have the meaning assigned to it in Section 2.11(c)(ii).
“Reimbursement Obligations” shall mean the sum of (i) all matured reimbursement or repayment obligations of the Borrower to an L/C Issuer, the Administrative Agent and the Lenders with respect to amounts drawn on a Letter of Credit, whether pursuant to Section 2.11(c)(i) or otherwise, plus (ii) without duplication, all amounts payable by the Borrower to the Administrative Agent in respect of amounts paid by the Administrative Agent to an L/C Issuer in accordance with the terms of an L/C Guaranty, plus (iii) all interest accrued with respect to the foregoing pursuant to Section 2.11(c)(ii).
“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.
“Related Documents” shall mean this Agreement, each Collection Account Agreement, the Concentration Account Agreement, the Sale Agreement, the Revolving Notes, the Subordinated Notes, the Originator Support Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with this Agreement, the Sale Agreement or the transactions contemplated thereby. Any reference in this

Agreement, the Sale Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Repayment Notice” shall have the meaning assigned to it in Section 2.03(g).
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.
“Required Capital Amount” shall mean $10,000,000.
“Required Reserve” shall mean the product of (a) the Net Receivables Balance, multiplied by (b) the Required Reserve Percentage.
“Required Reserve Percentage” shall mean the sum of (a) the greater of (i) the Dynamic Reserve Rate and (ii) the Reserve Floor, plus (b) the Interest Reserve Rate plus (c) the Servicing Reserve Rate.
“Requisite Lenders” shall mean (a) two or more Lenders having in the aggregate more than fifty percent (50.0%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, two or more Lenders having in the aggregate more than fifty percent (50.0%) of the aggregate Outstanding Principal Amount; provided that if at any time there is only one Lender party to this Agreement, “Requisite Lenders” shall mean such Lender; provided, further, that so long as any Lender is a Non-Funding Lender, the Commitments and Advances of such Non-Funding Lender will not be taken into account in determining the calculation of which Lenders constitute Requisite Lenders.
“Reserve Floor” means, as of any date of determination, the sum of (a) 20% plus (b) the greater of (i) 2.0% and (ii) the product of (x) the Dilution Horizon Ratio and (y) the Adjusted Dilution Ratio.
“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.
“Revolving Credit Advance” shall mean each revolving advance made to the Borrower pursuant to Section 2.01.
“Revolving Note” shall have the meaning assigned to it in Section 2.01(a)(ii).
“Rexnord” shall mean Rexnord LLC, a Delaware limited liability company.
“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a Standard & Poor’s Financial Services, LLC business or its successor.
“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean that certain Amended and Restated Receivables Sale and Servicing Agreement dated as of the Effective Date, by and among each Originator, Servicer and the Borrower, as the Buyer thereunder.
“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:
(a) the Outstanding Balance of such Sold Receivable, minus
(b) a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of the Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus
(c) a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to become Defaulted Receivables by reason of clause (b) of the definition thereof, minus
(d) a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus
(e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of the Sold Receivables;
provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (f) above.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.
“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement, the Sale Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y.

“Secured Parties” shall mean each of the Lenders, each L/C Issuer, the Administrative Agent, each Indemnified Person and each other Affected Party.
“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.
“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.
“Servicer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.
“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the this Agreement has been terminated.
“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to the product of (a) the result obtained by dividing (i) the Servicing Fee Rate by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.
“Servicing Fee Rate” shall mean 1.00%.
“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.
“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.
“Servicing Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the higher of (a) 30 and (b) the highest Days Sales Outstanding computed during the twelve Fiscal Months ending on such date, and the denominator of which is 360.
“Settlement Date” shall mean (i) the first Business Day of each calendar month and (ii) any other Business Day designated as such by the Administrative Agent in its sole discretion.
“Settlement Period” shall mean (i) with respect to all Settlement Periods other than the final Settlement Period, each Fiscal Month, whether occurring before or after the Effective Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the Fiscal Month in which the Termination Date occurs.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Concentration Percentage” shall mean, with respect to any Obligor or group of Obligors, as applicable, that percentage, if any, set forth in Annex Z with respect to such Obligor or groups of Obligors, or, with respect to any such Obligor or any other Obligor, such other percentage as the Administrative Agent may select upon a ratings downgrade by S&P or Moody's of such Obligor in its sole discretion with respect to such Obligor in a written notification to the Borrower and the Servicer.
“Specifically Reserved Dilution Amount” shall mean the aggregate amount set forth in the Records of the Originators as the aggregate accrued liability for future discounts or rebate payments related to trade and marketing activities of the Originators with respect to the Transferred Receivables.
“SPV” shall mean any special purpose funding vehicle which acquires any interest in a Lender’s Advances hereunder.
“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).
“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.
“Subordinated Loan” shall have the meaning given such term in Section 2.01(c)(ii) of the Sale Agreement.
“Subordinated Note” shall have the meaning given such term in Section 2.01(c)(ii) of the Sale Agreement.
“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.
“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.
“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.
“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under this Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Aggregate Commitment has been irrevocably terminated in accordance with the provisions of Section 2.02(b).
“Termination Event” shall have the meaning assigned to it in Section 8.01.
“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
“Transaction Parties” shall mean the Originators, the Member, the Servicer and, if the Parent is not the Servicer, the Parent.
“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.
“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Transferred Receivable” shall mean any Sold Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.
“Trigger Event” means any of the following:
(i) any Termination Event; and
(ii) any Potential Termination Event.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unapproved Receivable” shall mean any Receivable (a) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.
“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.
“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03(b) of the Sale Agreement.
“U.S. Special Resolution Regimes” shall have the meaning assigned to it in Section 12.15.
“Volcker Rule” shall mean Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.
“Welfare Plan” shall mean a Plan described in Section 3(i) of ERISA.
“Weighted Average Payment Term” means, as of any date the weighted average Maturity Date of the Transferred Receivables (weighted by the relative Outstanding Balances).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 2. Other Terms and Rules of Construction.
(a) Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of Illinois to the extent the same are used or defined therein.
(c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.
(d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Effective Date shall be established by the Administrative Agent on or prior to the Effective Date and the underlying calculations for periods immediately preceding the Effective Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Effective Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

ANNEX Y
SCHEDULE OF DOCUMENTS

ANNEX Z
SPECIAL CONCENTRATION PERCENTAGES

Obligor	Special Concentration Limit
Ferguson Enterprises	20.0%
Motion Industries	6.0%
Applied Industries	4.0%